Exhibit 2.1

Execution Copy

PURCHASE AGREEMENT

dated as of October 6th, 2014

between

POSTMEDIA NETWORK INC.

and

QUEBECOR MEDIA INC.

Purchase Agreement

Execution Copy

Purchase Agreement

Execution Copy

Execution Copy

Execution Copy

ANNEXES

ANNEX I	Form of License Agreement
ANNEX II	Form of Pension Plan and Employee Benefit Plan Agreement
ANNEX III	Form of Restructuring Agreements
ANNEX IV	Restructuring Transactions
ANNEX V	Loss Consolidation Unwind Transactions
ANNEX VI	Transition Services Agreement Term Sheet

SCHEDULES

Schedule 1.1	Permitted Liens
Schedule 1.1	Publications
Schedule 3.1	Organization
Schedule 3.4(b)	Required Consents
Schedule 3.5	Capitalization
Schedule 3.6	Subsidiaries
Schedule 3.7	Financial Statements
Schedule 3.8	Liabilities, Indebtedness and Liens
Schedule 3.9	Absence of Certain Changes
Schedule 3.10	Material Contracts
Schedule 3.11(a)	Legal Proceedings
Schedule 3.12	Compliance with Applicable Laws
Schedule 3.13	Required Licenses
Schedule 3.14(a)	Title to Assets
Schedule 3.14(b)	Sufficiency of Assets
Schedule 3.15(a)	Owned Real Property
Schedule 3.15(c)	Owned Real Property Leased to any Person
Schedule 3.15(j)	Notice of Claims for Construction Liens
Schedule 3.16	Leased Real Property
Schedule 3.17(b)	Buildings and Systems
Schedule 3.19	Customers and Suppliers
Schedule 3.20(a)	Intellectual Property
Schedule 3.21(k)	Taxes
Schedule 3.22 (Part I)	Environmental Matters – General
Schedule 3.22 (Part II)	Environmental Matters – Indemnified Liabilities
Schedule 3.23(b)	Collective Agreements
Schedule 3.23(c)	Employees
Schedule 3.23(d)	Employment Contracts
Schedule 3.24(a)	Employee Benefit Plans
Schedule 3.24(f)	Post-Retirement Benefits
Schedule 3.24(l)	Multi-Employee Pension Plans
Schedule 3.25	Related Party Transactions
Schedule 3.26	Bank Accounts; Powers of Attorneys; Directors and Officers
Schedule 3.28	Insurance
Schedule 5.1(b)	Conduct of the Business
Schedule 5.12	Commercial Printing Contracts

Execution Copy

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”), dated as of October 6th, 2014 between (i) Postmedia Network Inc., a corporation incorporated under the laws of Canada (the “Purchaser”) and (ii) Quebecor Media Inc., a corporation incorporated under the laws of the Province of Québec (the “Seller”).

RECITALS

WHEREAS, the Seller owns 100% of the outstanding common shares (the “Shares”) of Quebecor Media Printing Inc., a corporation incorporated under the laws of Canada (the “Company”); and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the outstanding Shares.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms

For purposes of this Agreement, the following terms shall have the following meanings:

“8869332” means 8869332 Canada Inc.

“Action” means any action, claim, lawsuit, arbitration, order, direction, notice of non-compliance or proceeding of any nature by or before any Governmental Authority.

“Adjusted Closing Working Capital” means the Closing Working Capital calculated according to the following principles agreed by the Parties: (1) any amount receivable relating to the Ontario Interactive Digital Media Tax Credit will be excluded from the Current Assets; (2) the sum of all amounts a) which are included in Tax receivables for the purposes of the definition of “Current Assets” and b) which otherwise reduce Taxes payable for the purposes of the definition of “Current Liabilities”, in either case resulting from the application of the loss restriction event rules in section 111 of the Tax Act as a result of the Contemplated Transactions, shall not exceed $1,614,000, and (3) any amount of Indebtedness (including amounts due beyond the next 12 months) will be added to Current Liabilities.

“Adjustment Holdback” means $10,500,000.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person, including, in the case of any natural Person, any trust maintained for the benefit of such natural Person or such natural Person’s spouse or descendants (whether natural or adopted). For purposes of this

Purchase Agreement

definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“After-Tax Basis” means, in respect of any indemnification payment made under this Agreement, the amount of the indemnification payment, taking into account (1) the reasonable cost to the Indemnified Party (or its successor or any Affiliate thereof) of the inclusion of the indemnification payment in the income of the Indemnified Party (or its successor or any Affiliate thereof) for tax purposes, (2) the reasonable cost to the Indemnified Party of the loss of any tax attributes of the Indemnified Party (or its successor or any Affiliate thereof) as a result of the Damages and /or the indemnification payment and (3) the reasonable value to the Indemnified Party (or a successor or Affiliate thereof) of any deduction, credit or additional tax attributes, for tax purposes, reasonably resulting from the Damages to which the indemnification payment relates.

“Ancillary Agreements” means the Restructuring Agreements, the Transition Services Agreement, the License Agreement, the Pension Plan and Employee Benefit Plan Agreement, the Sublease and any other agreements, documents or certificates executed and delivered by the Parties in connection with the consummation of the Contemplated Transactions.

“Applicable Law” means, with respect to any Person, any law (statutory, common or otherwise), rule, regulation, guideline, ordinance, order, injunction, judgment, award, decree, permit or determination of (or agreement with) any Governmental Authority, in each case binding on that Person or any of its assets or properties.

“ARC” means an advance ruling certificate issued by the Commissioner under subsection 102(1) of the Competition Act with respect to the Contemplated Transactions.

“Buildings” means the buildings, plants, structures, facilities and equipment erected in or upon any real property, including the Systems comprising part thereof and other fixtures and improvements.

“Business” means (1) the printing, publication and distribution of the Publications, including the publication and distribution of digital and online versions thereof, (2) the operation of the Digital Properties, (3) the operation of the printing facilities owned by the ELN Companies, including the Company’s printing facility in Islington, Ontario, and the associated commercial printing business, excluding however, the Company’s printing facility in Mirabel, Quebec and the commercial printing business associated therewith, (4) the distribution of flyers, (5) licensing to third parties of media content and (6) ancillary revenue generating activities from leasing or subleasing real property set forth in Schedule 3.15(c) and to third parties.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks located in Toronto, Ontario or Montreal, Quebec are authorized or required by Applicable Law to be closed.

“CCC Agreement” means the Multiple Party Centralized Cash Control Agreement entered into among Canadian Imperial Bank of Commerce, the Seller and certain of its subsidiaries dated November 2, 2000, as amended and replaced from time to time.

“Closing Date” means no later than ten (10) Business Days following the date on which all of the conditions to closing set out in Article 6 have been met or, to the extent permitted by Applicable

Law, waived (other than those conditions which by their nature are to be satisfied by actions taken at Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of all conditions at the Closing), provided that if the Equity Financing has not closed by such date on which all of the conditions to closing have been met or waived in accordance with the foregoing (the “Original Closing Date”), the Purchaser may, by delivering written notice to the Seller at least two (2) Business Days prior to the Original Closing Date, extend the Closing Date to the date that is the earlier of (i) 20 days following the Original Closing Date and (ii) two Business Days after the Equity Financing closes.

“Closing Date Balance Sheet” means the combined balance sheet of the Purchased ELN Companies as of the close of business on the day immediately prior to the Closing Date (and for greater certainty, after giving effect to the Restructuring Transactions) setting out the assets and liabilities of the Business that the Purchaser will indirectly acquire at the Closing as a consequence of its acquisition of the Company calculated in accordance with IFRS applied on a basis consistent with past practice.

“Closing Working Capital” means the Working Capital at Closing based on the Closing Date Balance Sheet.

“Closing Working Capital Statement” means a statement setting forth in reasonable detail the Purchaser’s good faith calculations of (1) the Adjusted Closing Working Capital and (2) the amount of any proposed adjustment to the Purchase Price pursuant to Section 2.3(e).

“Collective Agreement” means any collective bargaining agreement between any of the ELN Companies and a trade union or employee association representing Employees or under which any ELN Company is otherwise bound.

“Commissioner” means the Commissioner of Competition appointed pursuant to the Competition Act and includes his staff at the Competition Bureau.

“Competition Act” means the Competition Act (Canada), as amended, and the regulations thereunder.

“Competition Act Approval” means: (1) an ARC shall have been issued by the Commissioner and such ARC shall not have been rescinded or amended prior to Closing; (2) the Purchaser and the Seller shall have given the notice required under section 114 of the Competition Act with respect to the Contemplated Transactions and the applicable waiting period under section 123 of the Competition Act shall have expired or been terminated by the Commissioner; or (3) the obligation to submit a notification shall have been waived under paragraph 113(c) of the Competition Act, and in case of (2) and (3), the Commissioner shall have issued a No-Action Letter which shall not have been rescinded or amended prior to Closing.

“Competition Tribunal” means the Competition Tribunal established under the Competition Tribunal Act (Canada).

“Confidential Information” means all trade secrets, know-how and other confidential or proprietary information and data of or relating to the ELN Companies or the Business.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 4, 2013, between the Parties.

“Contemplated Transactions” means the sale and purchase of the Shares and the other transactions contemplated by this Agreement and the Ancillary Agreements, including the Restructuring Transactions, Loss Consolidation Unwind Transactions and the Financing.

“Contract” means any contract, agreement, lease, commitment, understanding or arrangement, whether written or oral, excluding any Employee Benefit Plan.

“Current Assets” means the sum of the current operating assets, each as set forth in the Closing Date Balance Sheet, including cash and cash equivalents, accounts receivable (net of the allowance for doubtful accounts), Inventories, income, sale and other Tax receivables, prepaid expenses and other receivables, in each case calculated in accordance with IFRS applied on a basis consistent with past practice. For the avoidance of doubt, the Parties agree that Current Assets will not include any deferred Tax assets, fixed assets, vehicles or intangibles.

“Current Liabilities” means the sum of the current operating liabilities, each as set forth in the Closing Date Balance Sheet, including accounts payable and accrued charges , income, sales and other Taxes payable, and deferred revenue (short and long-term portions), in each case calculated in accordance with IFRS applied on a basis consistent with past practice. For the avoidance of doubt, the Parties agree that Current Liabilities will include any restructuring liabilities (including amounts due beyond the next 12 months and any liability for Taxes payable by a Purchased ELN Company as a result of the Restructuring Transactions) but will exclude any deferred Tax liabilities.

“Damages” means any and all damages, losses, Liabilities, costs and expenses (including expenses of investigation and reasonable fees and expenses of counsel and other professionals retained in connection with any Action) paid or payable or incurred by an Indemnified Party.

“Debt Subscription Agreement” means the subscription agreement dated as of the date hereof between the Purchaser and Canso Investment Counsel Ltd.

“Digital Properties” means autonetdealersolutions.com and the English language versions of the following websites: canoe.ca, Homes-Extra.ca, Autonet.ca, classifiedextra.ca and yourlifemoments.ca, excluding the canoe.ca and Autonet.ca domain names.

“ELN Companies” means with respect to the Business only, prior to giving effect to the Restructuring Transactions, collectively, SMC, Seller, 7731558 Canada Inc., 1576626 Ontario Inc. and the Company, and after giving effect to the Restructuring Transactions, collectively, the Purchased ELN Companies.

“Employees” means all persons employed by an ELN Company in connection with the Business as set out in Schedule 3.23(c) (as such Schedule will be modified on the Closing Date to account for departures, replacements and reassignments as agreed between the Parties acting reasonably), who are currently employed by, or will be transferred to, a Purchased ELN Company as part of the Restructuring Transactions.

“Employee Benefit Plan” means each bonus, profit sharing, deferred compensation, incentive compensation, excess benefit, equity (or equity-like), termination, severance, retention, change in control, disability, medical, dental, vision, fringe benefit, paid time off, vacation, holiday, supplemental unemployment, retirement or other employee benefit, insurance or compensation plans, programs, policies, agreements or arrangements (other than government sponsored health insurance, pension, employment insurance, workers compensation, prescription drugs, parental insurance and similar plans), whether written or oral, insured or uninsured, formal or informal, funded or unfunded, registered or unregistered in each case that is sponsored, maintained, administered, contributed to or required to be contributed to by the Seller or any of its Affiliates for the benefit of any of the Employees or current or former directors, officers, employees of the Company as it relates to the Business or the beneficiaries of such individuals.

“Environmental Law” means any Applicable Law relating to or otherwise imposing liability or standards of conduct concerning (1) the environment, (2) pollutants, or (3) the manufacture, processing, generation, labelling, distribution, use, treatment, storage, transport, discharge, release, threatened release or disposal of, or exposure to, Hazardous Materials, noise or odours.

“Equity Financing” means the rights offering contemplated by the Standby Purchase Agreement.

“ETA” means Excise Tax Act (Canada).

“Final Transfer Amount” has the meaning set out in the Pension Plan and Employee Benefit Plan Agreement.

“Fundamental Representations” means (1) with respect to the Seller, the representations and warranties of the Seller contained in Section 3.1 (Organization), Section 3.2 (Authorization; Enforceability), Section 3.3 (Organizational Documents and Corporate Records), Section 3.5 (Capitalization), Section 3.6 (Subsidiaries and Investments), Section 3.8(b) (Indebtedness and Liens), Section 3.14(a) (Title to Assets) and Section 3.29 (No Broker); and (2) with respect to the Purchaser, the representations and warranties of the Purchaser contained in Section 4.1 (Organization), Section 4.2 (Authorization; Enforceability) and Section 4.6 (No Broker).

“Governmental Authority” means any foreign, federal, state, provincial, local or other government, any governmental, regulatory or administrative authority, agency or commission, any self-regulatory organization, or any court, tribunal or judicial or arbitral body.

“Hazardous Material” means any material, chemical or substance which alone or in combination is listed, defined, designated, deemed to be or regulated as hazardous or toxic in, or as a pollutant, contaminant or waste under, or otherwise is regulated pursuant to, any Environmental Law, including pesticides, toxic chemicals, petroleum products and by-products, asbestos-containing materials, polychlorinated biphenyls, lead or lead based paint, mould, mildew or fungi, or any other material or substance which may pose a threat to the environment or human health and safety.

“IFRS” means International Financial Reporting Standards, as in effect from time to time.

“Indebtedness” means: (1) all indebtedness for borrowed money, including all accrued but unpaid interest, penalties, fees and prepayment premiums; (2) all indebtedness owed under any credit agreement or facility or evidenced by any note, debenture, bond or similar instrument; (3) all capital lease obligations according to IFRS as in effect on April 30, 2014; (4) all obligations issued or assumed as the deferred purchase price of property or services other than such obligations incurred in the Ordinary Course of Business and payable within a period not exceeding 150 days from the date of their incurrence; (5) all obligations (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a letter of credit or a line of credit; and (6) all guarantees of obligations of another Person of the type described in clauses (1) through (5) of this definition, which for the avoidance of doubt, shall not include any Liens, it being understood that Indebtedness shall not include Indebtedness referenced in (1) to (6) above to the extent it is included as a Current Liability.

“Indemnified Employee Liabilities” means: (1) all Liabilities (including severance, salary continuance, pension benefits, vested post-retirement benefits and associated payroll or employment Taxes) arising out of or relating to the termination, resignation or retirement of any current or former director, officer, employee or independent contractor of the Company or the Business (including any Person who has been given notice of termination), in each case prior to the Closing Date, and (2) all Liabilities arising from a change of control of any of the ELN Companies or from the Restructuring Transactions that (i) result in, (ii) accelerate the time of payment, vesting or funding of, or (iii) increase the amount or value of, any payment, or benefit to any current or former director, officer, employee or independent contractor of the ELN Companies.

“Indemnified Liabilities” means: (1) all Liabilities arising out of or relating to the Pre-Closing Period Actions; (2) all Indemnified Employee Liabilities; (3) all Indemnified Taxes; (4) all Liabilities arising out of or relating to any of the matters disclosed in Part II of Schedule 3.22 which are specifically identified therein as “Indemnified Liabilities”; (5) all Liabilities arising out of or relating to the Restructuring Transactions; (6) all fees and penalties imposed on the Business by card networks as a result of any non-compliance by the Business with applicable Payment Card Industry Data Security Standards at any time prior to the date that is 18 months after the Closing Date (whether before or after Closing, provided that if such fees and penalties are imposed after the Closing Date, they shall not constitute Indemnified Liabilities to the extent such fees and penalties were imposed as a result of the Purchaser’s breach of its obligations under Section 5.19); and (7) any losses or costs incurred by the Purchaser to replace, with information technology assets of substantially equal quality and functionality, any information technology assets owned or leased by or licensed to, the ELN Companies (including for greater certainty, any software or technology licences) prior to giving effect to the Restructuring Transactions and necessary for the conduct of the Business after the Closing substantially in the same manner as conducted as of the date hereof that, (a) after giving effect to Section 5.21, are listed under the heading “Information Technology Assets” in Schedule 3.14(b) or were not, but should have been, listed under the heading “Information Technology Assets” in Schedule 3.14(b) (collectively, the “Excluded Information Technology Assets”); or (b) do not provide the Purchaser with functionality that is substantially similar to their functionality as of the date hereof due to the Purchased ELN Companies not owning any of the Excluded Information Technology Assets. Notwithstanding the foregoing, Indemnified Liabilities shall not include any of the foregoing Liabilities referenced in clauses (1) to (7) to the extent (and only to the extent) that any such Liabilities are specifically included as a Current Liability in the calculation of the Final Closing Working Capital.

“Indemnified Party” means a party claiming a right to indemnification pursuant to Article 8.

“Indemnified Taxes” means: (1) Taxes imposed on or payable by the Purchased ELN Companies or which the Purchased ELN Companies otherwise may be liable for any Pre-Closing Period; (2) Taxes resulting from any breach of or inaccuracy in any representation or warranty contained in Section 3.21 or breach by the Seller of any covenant set forth herein relating to Taxes; (3) Taxes imposed on or payable by the Purchased ELN Companies or for which the Purchased ELN Companies otherwise may be liable (i) pursuant to any Contract for any Pre-Closing Period, (ii) by reason of a Tax sharing, indemnity or similar Contract entered into by the Company or any of its past or present Affiliates on or prior to the Closing Date, (iii) by reason of transferee or successor liability (including pursuant to section 160 of the Tax Act) arising in respect of a transaction undertaken by the Company or any of its present or past Affiliates on or prior to the Closing Date or (iv) as a result of the Restructuring Transactions, including Transfer Taxes; and (4) any Taxes as a result of non-compliance with the provisions of the Retail Sales Tax Act (Ontario), and any equivalent or corresponding provision under any similar legislation in any other applicable jurisdiction. The amount of the Indemnified Taxes will be computed and determined without regard to any deductions from taxable income allowed to the Purchased ELN Companies under subsections 111(5.1) and 111(5.2) of the Tax Act as a result of the Contemplated Transactions.

“Indemnifying Party” means a party claimed by an Indemnified Party to be obligated to provide indemnification pursuant to Article 8.

“Intellectual Property Rights” means all Canadian and foreign intellectual property and other similar proprietary rights of any kind or nature, whether owned or held for use under license and whether registered or unregistered, including all of the following: (1) all patents and patent applications; (2) all trademarks, service marks, logos, trade dress, trade names, corporate names, Internet domain names and website content, including all common law rights and goodwill associated therewith and symbolized thereby, and all applications, registrations and renewals in connection therewith; (3) all copyrights and copyrightable works of authorship; (4) all content including all photographs, videos, articles and materials appearing on social media; (5) all rights of publicity, moral rights and rights of attribution and integrity; (6) all trade secrets, know-how, inventions, ideas, methods, processes and other confidential or proprietary information; and (7) all computer software (excluding “shrink-wrap”, “click-wrap” and commercially available “off the shelf” third party software), including all source code and object code, all databases and all related documentation.

“Interest Adjustment” has the meaning set out in the Pension Plan and Employee Benefit Plan Agreement.

“Inventories” means all inventories of the Business including all finished goods, work in process, raw materials, production and shipping supplies and all other materials and supplies on hand.

“IT Systems” means the computer systems (including computers, software, servers, workstations, routers, hubs, switches, networks and data communication lines), information technology systems, telecommunications systems, data processing systems and agency management systems used in the conduct of the Business, excluding such systems operated or managed by third party suppliers that provide information technology, telecommunications, data processing and other related services to the Business.

“Knowledge of the Seller” means the actual knowledge, after reasonable inquiry and investigation, of:

(i)	Jean-François Pruneau, Senior Vice president and Chief Financial Officer of the Seller,

(ii)	Julie Tremblay, President and Chief Executive Officer of SMC, President and Chief Executive Officer, Media Group of the Seller,

(iii)	Piero Menicucci, Vice President, Finance of SMC,

(iv)	Richard Tremblay, Vice President, Industrial Operations of SMC and the Seller and President of the Company,

(v)	Caroline Roy, Vice President, Research and Digital Development of the Seller,

(vi)	Richard Roy, Vice President, Information Technology of SMC,

(vii)	Chris Krygiel, Vice President, Human Resources of SMC,

(viii)	Mike Power, Vice President, Advertising, Ontario of SMC,

(ix)	John Caputo, Vice President, Advertising, Western Canada of SMC, and

(x)	Christian Marcoux, Director Legal Affairs, Financing and M&A of the Seller.

“Leased Real Property” means the lands or premises that are leased by any of the ELN Companies for use in the Business as set out in Schedule 3.16.

“Liability” means any liability, debt, obligation or commitment of any nature whatsoever (whether direct or indirect, known or unknown, accrued or unaccrued, absolute or contingent, or matured or unmatured), including any arising under any Applicable Law, License, Action or Contract and including any and all liabilities for Taxes.

“License” means any license, permit, consent, approval, certification or other authorization of any Governmental Authority.

“License Agreement” means a trade-mark and domain name license agreement to be entered at Closing between the Purchaser and the Seller in substantially the form attached as ANNEX I.

“Lien” means any lien, mortgage, pledge, hypothecation, charge, security interest, deemed or statutory trust, rights of way, restrictions on the use of real property, encroachments or encumbrance of any kind or nature whatsoever.

“Loss Consolidation Unwind Transactions” means the transactions described in ANNEX V.

“made available” means when used with respect to any material or item that, on or before 5:00 p.m. Toronto time on the second Business Day immediately preceding the date of this

Agreement, the Seller has posted a true, complete and correct copy of such material or item to the virtual data room entitled “Projet Canada” maintained by or on behalf of the Seller in connection with the Contemplated Transactions.

“Malicious Code” means: (a) any virus, worm, code, program, or sub-program or equivalent thereof whose knowing or intended purpose is to damage or interfere with the operation of the computer system containing the code, program or sub-program or to halt, disable or interfere with the operation of the software, code, program, or sub-program, itself; (b) any device, method, or token that permits the circumvention of the normal security of the software or the system containing the code; or (c) any adware, spyware, Internet bots, malware, bugs, web bugs or other surreptitious code.

“Material Adverse Effect” means any change, condition, effect, event, fact or occurrence that, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the Business or results of operations or condition (financial or otherwise) of the ELN Companies, taken as a whole, provided however, that none of the following shall be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) any act of war, terrorism or armed hostilities, (ii) any changes in Applicable Law or accounting rules or principles, including changes in IFRS, after the date hereof, (iii) any changes affecting the Canadian or global economy (including changes or events in the financial, banking and capital markets) or the newspaper or media industry generally, (iv) any action required by this Agreement or any of the Ancillary Agreements excluding any obligation to act in the Ordinary Course of Business, (v) any actions taken, or failures to take action, or such other changes or events, in each case, to which the Purchaser has consented in writing, (vi) except to the extent caused by any event, condition or change constituting or caused by a Material Adverse Effect, any failure to meet projections, prospects, forecasts, estimates or budgets for the Business or any of the ELN Companies or (vii) the public announcement or pendency of this Agreement and the Contemplated Transactions except, in the case of the foregoing clauses (i), (ii) and (iii), to the extent any of the matters referred to therein has had or would reasonably be expected to have a disproportionate adverse effect on the assets, business, condition (financial or otherwise), liabilities or results of operations of the Business relative to other companies in the same industry.

“No-Action Letter” means a letter from the Commissioner advising the Purchaser (directly or through its external counsel) that the Commissioner does not intend, at that time, to apply to the Competition Tribunal under section 92 of the Competition Act with respect to the Contemplated Transactions, and any terms or conditions attached to such advice are acceptable to the Parties, acting reasonably.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of the Person in question.

“Organizational Document” means the organizational, constituent or governing documents or instruments by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Original Closing Date” has the meaning given to it in the definition of Closing Date.

“Outside Date” means April 27, 2015 or such later date as the Parties may agree, provided that if on such date Competition Act Approval has not been obtained, the Outside Date shall automatically be extended to the earlier to occur of (1) ten Business Days after Competition Act Approval has been obtained and (2) June 26, 2015.

“Parties” means the Purchaser and the Seller.

“Pension Assignment and Assumption Agreement” has the meaning set forth in the Pension Plan and Employee Benefit Plan Agreement.

“Pension Plan” means any of the Employee Benefit Plans relating to retirement or retirement savings including, without limitation, pension plans, pensions or supplemental pensions, deferred profit sharing, registered retirement savings plan, “registered pension plans” (as defined in the Tax Act and “retirement compensation arrangements” (as defined in the Tax Act), whether written or oral, insured or uninsured, formal or informal, funded or unfunded, registered or unregistered.

“Pension Plan and Employee Benefit Plan Agreement” means the pension plan and employee benefit plan agreement to be entered into at Closing between the Purchaser and the Seller in substantially the form attached as ANNEX II.

“Permitted Liens” means: (1) inchoate or statutory Liens for current Taxes that are not yet due and payable as of the Closing Date or are or being contested in good faith by the Seller or any of the ELN Companies; (2) Liens imposed by Applicable Law (such as materialmen’s, construction, mechanic’s, workmen’s, carrier’s and repairmen’s Liens) that arise or are incurred in the Ordinary Course of Business to secure amounts that are not yet due and payable as of the Closing Date or are being contested in good faith by appropriate proceedings; (3) security given by the ELN Companies to a public utility or any Governmental Authority when required in the Ordinary Course of Business; (4) any reservations or exceptions contained in the original grants from the Crown; (5) easements, including rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar products or services and any registered restrictions or covenants that run with the land, provided that there has been compliance with the provisions thereof and that they do not in the aggregate materially detract from the value of the real property affected by such encumbrances and will not materially and adversely affect the ability of the ELN Companies to carry on the Business as it has been carried on in the past; (6) zoning by laws, ordinances or other restrictions as to the use of real property, and agreements with other Persons registered against title to the Owned Real Property or Leased Real Property, provided that they do not in the aggregate materially detract from the value of the Owned Real Property and will not materially and adversely affect the ability of the ELN Companies to carry on the Business as it has been carried on in the past; and (8) the Liens disclosed in Schedule 1.1.

“Person” means any natural person, legal entity or Governmental Authority.

“Personal Information” means information about an identifiable individual as defined in Privacy Laws.

“PNCC” means Postmedia Network Canada Corp.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Period Actions” means (1) all Actions relating to the Business or involving an ELN Company pending or threatened as of the Closing Date (including any Actions disclosed or required to be disclosed in Schedule 3.11(a)) and (2) all Actions relating to the Business or involving an ELN Company asserted, threatened or initiated after the Closing Date that arise out of or relate to any action, inaction, error, omission, event or condition that existed or occurred or is alleged to have existed or occurred prior to the Closing Date, regardless of whether any such Action is asserted, threatened or initiated prior to, on or after the Closing.

“Privacy Laws” means the Personal Information Protection and Electronic Documents Act (Canada), and any comparable Applicable Law of any other province or territory of Canada.

“Publications” means the daily newspapers and community newspapers and other publications listed on Schedule 1.1.

“Purchased ELN Companies” means 1576626 Ontario Inc., 7731558 Canada Inc., 8869332 and the Company.

“Purchaser Indemnified Parties” means (1) the Purchaser, (2) its Affiliates, (3) their respective directors, officers, employees and agents, and (4) their respective heirs, executors, successors and permitted assigns. For the avoidance of doubt, after the Closing, the term Purchaser Indemnified Parties shall include the Purchased ELN Companies.

“Purchaser’s DB Plans” has the meaning set out in the Pension Plan and Employee Benefit Plan Agreement.

“Real Property Leases” means all leases, subleases and other Contracts pursuant to which any of the ELN Companies leases or has any occupancy rights in respect of any Leased Real Property as set out in Schedule 3.16.

“Regulatory Representations” means the representations and warranties of the Seller contained in Section 3.21 (Tax Matters) and Section 3.22 (Environmental Matters).

“Restructuring Agreements” means the restructuring agreements to be entered into prior to Closing among the Company, SMC, 8923795 Canada Inc. and 8869332, in connection with the Restructuring Transactions in substantially the forms attached as ANNEX III.

“Restructuring Transactions” means the transactions described on ANNEX IV.

“Seller Benefits Plans” has the meaning set out in the Pension Plan and Employee Benefit Plan Agreement.

“Seller DB Plans” has the meaning set out in the Pension Plan and Employee Benefit Plan Agreement.

“Seller Indemnified Employee Liabilities” means: (1) all Liabilities (including severance, salary continuance and associated payroll or employment Taxes) arising out of or relating to the termination of any current or former director, officer, employee or independent contractor of the

ELN Companies (including any Person who has been given notice of termination), in each case on or after the Closing Date and (2) all Liabilities arising out of or relating to the employment of the Employees on or after the Closing Date, including any changes made to any terms or conditions of the employment of any Employee or to any Employee Benefit Plans on or after the Closing Date.

“Seller Indemnified Parties” means (1) the Seller, (2) its Affiliates, (3) their respective directors, trustees, officers, employees and agents, and (4) their respective heirs, executors, successors and permitted assigns.

“SMC” means Sun Media Corporation.

“Solicit” means any direct or indirect communication of any kind whatsoever that invites, advises, encourages or requests any Person, in any manner, to take or refrain from taking any action.

“Standby Purchase Agreement” means the standby purchase agreement dated as of the date hereof between PNCC and GoldenTree Asset Management LP.

“Sublease” means a sublease to be entered into at Closing between the Company as sublandlord and the Seller, or one of its Affiliates, as subtenant, pursuant to which the Company will sublease to the Seller, or one of its Affiliates, approximately 16.0% of the total square footage of rented space in the premises at 333 King Street East, Toronto, Ontario from the Closing Date until the expiry of the existing term of the existing lease for 333 King Street East between First Gulf King Street Inc., as landlord, and the Seller, or one of its Affiliates,, as tenant, dated April 30, 2010, as amended by an amending agreement dated February 1, 2013, for net rent equal to (i) 16.0% of the net rent owing by the Company in respect of 100% of the total square footage of space rented by the Company; and (ii) 16.0% of all other costs charged to the Company by the landlord in connection with such lease (including additional rent and fees) and otherwise on terms and conditions, and in a form acceptable to the Purchaser and the Seller, each acting reasonably.

“Systems” means all mechanical and electrical systems used in connection with the operation and maintenance of any Real Property, including the heating, ventilating, air conditioning, electrical, sprinkler and drainage systems.

“Target Transfer Amount” means, in relation to a Seller DB Plan, the Final Transfer Amount plus the Interest Adjustment.

“Target Working Capital” means an amount equal to $18,400,000 plus the Adjustment Holdback.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means: (1) all foreign, federal, commonwealth, state, provincial and local taxes, charges, fees, duties or assessments of any nature whatsoever, including all income, profits, franchise, capital, gross receipts, net receipts, capital stock, business license, recording, stamp, document, transfer, severance, payroll, employment, social security, disability, pension, sales, use, real property, personal property, land transfer, withholding, excise, value-added, ad valorem, occupancy, parental insurance plan premium, workers compensation, and other taxes in each case imposed by any Governmental Authority; and (2) all interest, penalties, fines and additional amounts imposed by any Governmental Authority with respect to such amounts.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time, including regulations thereunder.

“Tax Contest” means any audit, investigation, claim, litigation, assessment, reassessment, dispute or controversy relating to Taxes.

“Tax Returns” means all returns, reports and other documents of every nature (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any Governmental Authority relating to Taxes.

“Transfer Taxes” means (1) all transfer, documentary, sales, use, excise, land transfer, value added, recording, stamp, gains and similar Taxes imposed in connection with the Restructuring Transactions, and (2) all interest, penalties, fines and additional amounts imposed by any Governmental Authority with respect to such amounts.

“Transferred DC Plans” has the meaning set out in the Pension Plan and Employee Benefit Plan Agreement and shall also include, for purposes of this Agreement, the Retirement Plans for Wide Web Printing, Limited Partnership, which is comprised of a deferred profit sharing plan and group registered retirement savings plan.

“Transition Services Agreement” means a transition services agreement to be entered into at Closing between the Purchaser and the Seller in a form that will be prepared in accordance with Section 5.22.

“TSX” means the Toronto Stock Exchange.

“TSX Approval” means the approval of the TSX of the issuance of common shares of PNCC pursuant to the Equity Financing, subject to the satisfaction of customary conditions, which shall not include approval of the shareholders of PNCC.

“Working Capital” means, as of a specified date, an amount (which may be positive or negative) equal to the difference of (1) the Current Assets minus (2) the Current Liabilities.

Section 1.2 Cross References

Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term	Section	Term	Section
Agreed Amount	Section 8.6	Intellectual Property	Section 3.20(a)
Agreement	Preamble	Owned Real Property	Section 3.15(a)
Alternative Financing	Section 5.8(d)	Material Contracts	Section 3.10(a)
Basket	Section 8.4(a)(i)	Permits	Section 3.22(f)
Cap	Section 8.4(a)(i)	Purchase Price	Section 2.2
Claim Notice	Section 8.5(a)	Purchaser	Preamble
Claimed Amount	Section 8.6	Required Information	Section 5.8(c)
Closing	Section 2.5	Required Licenses	Section 3.13
Company	Recitals	Seller	Preamble

Term	Section	Term	Section
Commercial Printing Contracts	Section 5.12	Section 11 Order	Section 5.5(b)
Commercial Printing Customers	Section 5.11(c)	Shares	Recitals
Disclosing Party	Section 5.11(d)	Termination Date	Section 5.1(a)
ELN Companies Securities	Section 3.5(b)	SIR	Section 5.5(b)
Financing	Section 4.5	Third Party Claim	Section 8.5(a)
Final Closing Working Capital	Section 2.3(d)	Transition Services	Section 5.22
Financial Statements	Section 3.7(a)	Transition Services Agreement	Section 5.22
Financing Commitments	Section 4.5	WC Supporting Materials	Section 2.3(a)
Former Properties	Section 3.22(a)	Working Capital Excess	Section 2.3(e)(i)
		Working Capital Shortfall	Section 2.3(e)(ii)

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase and acquire from the Seller, and the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, all of its right, title and interest in and to the Shares, free and clear of any and all Liens other than restrictions on transfer generally imposed by applicable securities laws.

Section 2.2 Purchase Price

The aggregate purchase price for the Shares (the “Purchase Price”) shall be $316,000,000 in cash, subject to adjustment pursuant to Section 2.3 and Section 2.4.

Section 2.3 Purchase Price Adjustment – Working Capital

(a)

Closing Working Capital Statement. No later than 45 days after the Closing Date, the Purchaser (with the assistance of the Seller to the extent requested by the Purchaser) shall cause to be prepared and delivered to the Seller the Closing Working Capital Statement. Upon completion of the Closing Working Capital Statement, the Purchaser shall deliver to the Seller copies of any supporting documentation and underlying assumptions (the “WC Supporting Materials”) that are reasonably requested by the Seller within 15 days of the Seller receiving the Closing Working Capital Statement.

(b)	Dispute Resolution Procedures.

(i)

If the Seller disagrees in good faith with the Purchaser’s calculation of the Adjusted Closing Working Capital as set forth in the Closing Working Capital Statement, the Seller may, within 30 days following the later of the

Seller’s receipt of the Closing Working Capital Statement and the Seller’s receipt of the WC Supporting Materials, deliver to the Purchaser a written notice of disagreement setting forth in reasonable detail (A) each specific item or amount included in (or excluded from) the Closing Working Capital Statement as to which the Seller disagrees, (B) the basis for each such disagreement and (C) the Seller’s calculation of the Adjusted Closing Working Capital. The Seller shall be deemed to have agreed with all other items and amounts set forth in the Closing Working Capital Statement other than those specified in a notice of disagreement.

(ii)

If the Seller does not duly and timely deliver a notice of disagreement to the Purchaser that complies with Section 2.3(b)(i), or if the Seller delivers a notice to the Purchaser accepting the Closing Working Capital Statement, then the Closing Working Capital Statement delivered pursuant to Section 2.3(a) and the calculations set forth therein shall be final, binding and conclusive on the Parties.

(iii)

If the Seller duly and timely delivers a notice of disagreement to the Purchaser that complies with Section 2.3(b)(i), the Purchaser and the Seller shall, during the 30-day period following the Purchaser’s receipt of such notice, negotiate in good faith and use commercially reasonable efforts to resolve promptly all of the disputed items and amounts specified in the notice of disagreement. Any such disputed items and amounts that are resolved by a written agreement between the Purchaser and the Seller within such 30-day dispute resolution period shall be final, binding and conclusive on the Parties and shall become part of the calculation of the Adjusted Closing Working Capital.

(iv)

If the Purchaser and the Seller are unable to resolve all of the disputed items and amounts that were properly included in a notice of disagreement by the end of such 30-day dispute resolution period, then as promptly as practicable and in no event later than ten days thereafter, they shall jointly engage and submit the unresolved disputed items and amounts for resolution to an independent nationally recognized accounting firm mutually acceptable to the Purchaser and the Seller. If the Parties are unable to agree on such an accounting firm within 10 days after the end of such 30-day dispute resolution period, the Purchaser and the Seller shall jointly appoint Deloitte LLP as the independent accounting firm to resolve the unresolved disputed items and amounts, provided that if Deloitte LLP is not, at that time, independent of the Parties and their Affiliates or is otherwise unwilling or unable to act as the independent accounting firm, the Purchaser and the Seller shall each select an independent nationally recognized accounting firm and such two firms shall jointly select a third independent nationally recognized accounting firm to act as the independent accounting firm. Each Party agrees to execute, if requested by the accounting firm, a reasonable engagement letter with such accounting firm.

(v)

The Purchaser and the Seller shall jointly instruct the accounting firm that: (A) it shall act as an expert in accounting, and not as an arbitrator, to resolve the unresolved disputed items and amounts that were properly included in the notice of disagreement in accordance with IFRS, applied on a basis consistent with past practice of the ELN Companies; (B) it shall base its decision solely on the written submissions of the Purchaser and the Seller and shall not conduct an independent review or audit; (C) it may not assign a dollar value to any disputed item greater than the highest amount or less than the lowest amount claimed by the Purchaser or the Seller, as applicable; and (D) it shall deliver to the Purchaser and the Seller its written decision setting forth its calculations of the Adjusted Closing Working Capital and any adjustment to the Purchase Price as promptly as practicable (but in no event later than 30 days) after the submission of the unresolved disputed items to the accounting firm, which written decision shall be final, binding and conclusive on the Parties. The Closing Working Capital Statement shall be revised as necessary to reflect the accounting firm’s written decision, and such decision may be entered as a judgment in any court of competent jurisdiction.

(vi)

The fees and expenses of the accounting firm shall be allocated among the Purchaser, on the one hand, and the Seller, on the other hand, in the same proportion that their respective positions are confirmed or rejected by the accounting firm (which proportionate allocations also shall be determined by the accounting firm and included in its written decision).

(c)

Access to Information. During the period from and after the Purchaser’s delivery of the Closing Working Capital Statement pursuant to Section 2.3(a) through the resolution of any matters contemplated by this Section 2.3, the Purchaser shall (and shall cause its representatives to) afford the Seller and its representatives, on a confidential basis, in accordance with Section 5.11(d), reasonable access during normal business hours to the books and records of the ELN Companies to the extent related to the calculation of the Adjusted Closing Working Capital, provided that such access shall not interfere unreasonably with the normal business operations of the Purchaser.

(d)

Final Closing Working Capital. As used herein, the “Final Closing Working Capital” means: (i) if the Seller does not duly and timely deliver a notice of disagreement with respect to the Closing Working Capital Statement pursuant to Section 2.3(b)(i) or if the Seller delivers a notice of acceptance with respect to the Closing Working Capital Statement pursuant to Section 2.3(b)(iii), the Adjusted Closing Working Capital as set forth in the Closing Working Capital Statement; or (ii) if a proper notice of disagreement is duly and timely delivered, the Adjusted Closing Working Capital (A) as agreed to in writing by the Purchaser and the Seller pursuant to Section 2.3(b)(ii) or (B) in the absence of such agreement, as determined by an independent nationally recognized accounting firm pursuant to Section 2.3(b)(v).

(e)	Working Capital Adjustment. After the determination of the Final Closing Working Capital, the Purchase Price shall be adjusted as follows:

(i)

If the Final Closing Working Capital plus the Adjustment Holdback exceeds the Target Working Capital (such excess, the “Working Capital Excess”), then the Purchase Price shall either (A) be increased by the amount by which the Final Closing Working Capital exceeds the Target Working Capital, or (B) decreased by the amount by which the Target Working Capital exceeds Final Closing Working Capital, and in either event the Purchaser shall pay or cause to be paid to the Seller, by wire transfer of immediately available funds, an amount equal to the Working Capital Excess and the Adjustment Holdback shall be retained by the Purchaser.

(ii)

If the Final Closing Working Capital plus the Adjustment Holdback is less than the Target Working Capital (the absolute amount of such shortfall, the “Working Capital Shortfall”) then the Purchase Price shall be decreased by the amount by which the Target Working Capital exceeds the Final Closing Working Capital, and the Seller shall pay or cause to be paid to the Purchaser, by wire transfer of immediately available funds, an amount equal to the Working Capital Shortfall and the Adjustment Holdback shall be retained by the Purchaser.

(iii)

If the Final Closing Working Capital plus the Adjustment Holdback is equal to the Target Working Capital, then the Purchase Price shall be decreased by an amount equal to the Adjustment Holdback, no payment shall be made by the Seller or the Purchaser and the Adjustment Holdback shall be retained by the Purchaser.

(iv)

The Working Capital Excess or the Working Capital Shortfall shall be paid by the Purchaser or the Seller, as the case may be, by wire transfer of immediately available funds, within five Business Days of the determination of such amount in accordance with the preceding paragraphs (i) and (ii).

(f)	Tax Treatment. Any amount paid pursuant to this Section 2.3 shall be treated as an adjustment to the Purchase Price for Tax purposes, except to the extent otherwise required by Applicable Law.

Section 2.4 Adjustment for Employee Benefit Plans

(a)

In respect of each asset transfer from a Seller DB Plan to the Purchaser’s DB Plan, if a Governmental Authority does not approve or permit the Final Transfer Amount to be adjusted by the Interest Adjustment as contemplated in the Pension Plan and Employee Benefit Plan Agreement, the Purchase Price shall be adjusted in accordance with this Section 2.4.

(b)	Within 10 days after the completion of the transfer of assets from a Seller DB Plan to the applicable Purchaser’s DB Plan provided for in the Pension Plan and Employee Benefit Plan Agreement:

(i)

if the Target Transfer Amount is greater than the Final Transfer Amount, then the Purchase Price shall be reduced by the amount of the Interest Adjustment and the Seller shall pay or cause to be paid to the Purchaser, by wire transfer of immediately available funds, an amount equal to the Interest Adjustment; or

(ii)

if the Target Transfer Amount is less than the Final Transfer Amount, then the Purchase Price shall be increased by the amount of the Interest Adjustment and the Purchaser shall pay or cause to be paid to the Seller, by wire transfer of immediately available funds, an amount equal to the Interest Adjustment.

(c)	Any amount paid pursuant to this Section 2.4 shall be treated as an adjustment to the Purchase Price for Tax purposes, except to the extent otherwise required by Applicable Law.

Section 2.5 Closing

Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Goodmans LLP, Bay Adelaide Centre, 333 Bay Street, Suite 3400, Toronto, Ontario at 10:00 a.m. Toronto time, on the Closing Date.

Section 2.6 Closing Deliveries of the Seller

At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser all of the following:

(a)	share certificates evidencing the Shares, accompanied by duly executed stock transfer powers in form and substance reasonably satisfactory to the Purchaser;

(b)	a certificate of compliance or status for each of the Purchased ELN Companies issued as of a recent date by appropriate government officials of their respective jurisdiction of incorporation;

(c)

a certificate of an officer of each of the Purchased ELN Companies, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, certifying to (i) its Organizational Documents in effect as of the Closing Date and (ii) the resolutions of its board of directors, authorizing and approving the execution and delivery of this Agreement and the Ancillary Agreements, as applicable, and the consummation of the Contemplated Transactions, which resolutions shall have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date;

(d)	the minute books, ledgers and registers, corporate seal and other corporate records of each of the Purchased ELN Companies;

(e)	the certificate of the Seller required to be delivered pursuant to Section 6.2(d);

(f)	all consents, waivers or approvals obtained by the Seller with respect to the consummation of the Contemplated Transactions, including the items set forth in Schedule 3.4(b);

(g)

the Restructuring Agreements and all other agreements and instruments required to implement the Restructuring Transactions, each duly executed by the parties thereto and in form and substance satisfactory to the Purchaser, acting reasonably;

(h)

a certificate of an officer of the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, certifying that the Loss Consolidation Unwind Transactions have been duly completed substantially in the manner described on ANNEX V;

(i)

the License Agreement, the Pension Plan and Employee Benefit Plan Agreement, the Pension Assignment and Assumption Agreements, and the Transition Services Agreement, each duly executed by the Seller; and

(j)	the Sublease, duly executed by the Seller or one of its Affiliates.

Section 2.7 Closing Deliveries of the Purchaser

(a)	At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller all of the following:

(i)	a certificate of compliance for the Purchaser issued as of a recent date by Corporations Canada;

(ii)

a certificate of an officer of the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Seller, certifying to the resolutions adopted by the board of directors of the Purchaser authorizing and approving the execution and delivery of this Agreement and the Ancillary Agreements to which the Purchaser is a party and the consummation of the Contemplated Transactions, which resolutions shall have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date;

(iii)	the certificate of the Purchaser required to be delivered pursuant to Section 6.1(c);

(iv)

the License Agreement, the Pension Plan and Employee Benefit Plan Agreement, the Pension Assignment and Assumption Agreements, the Transition Services Agreement and the Sublease, each duly executed by the Purchaser; and

(v)	written evidence of the Competition Act Approval.

(b)

At the Closing, the Purchaser shall pay or cause to be paid to the Seller, by wire transfer of immediately available funds, an amount equal to (i) the Purchase Price minus (ii) the Adjustment Holdback.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement and to consummate the Contemplated Transactions, the Seller hereby represents and warrants to the Purchaser as follows:

Section 3.1 Organization

Each of the Seller and the ELN Companies: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has the requisite corporate power and authority and possesses all Licenses necessary to own or lease and to operate and use its assets and properties and to carry on its business as currently conducted, except that in the case of the Seller, where any such failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (c) with respect to the ELN Companies only, is duly qualified or licensed to carry on the Business as a foreign, extra-provincial or extra-territorial corporation and is in good standing in each jurisdiction set forth in Schedule 3.1, which are the only jurisdictions where such qualification or licensing to carry on the Business is necessary under Applicable Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2 Authorization; Enforceability

(a)

The Seller has the requisite corporate power and authority to execute and deliver this Agreement, and the Seller and each ELN Company has the requisite corporate power and authority to execute and deliver each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance by the Seller of this Agreement and the execution, delivery and performance by the Seller, and the ELN Companies of each Ancillary Agreement to which each is a party and the consummation by the Seller and each ELN Company of the Contemplated Transactions have been duly authorized and approved by all necessary corporate or other organizational action on the part of the board of directors of each of the Seller and the ELN Companies.

(b)

This Agreement has been, and each Ancillary Agreement to be executed and delivered by the Seller or an ELN Company at the Closing will be, duly and validly executed and delivered by the Seller or the applicable ELN Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and each such Ancillary Agreement, when so executed and delivered (assuming due authorization, execution and delivery by the other parties thereto other than the Seller and the ELN Companies), will constitute, the legal, valid and binding obligation of the Seller or the applicable ELN Company, enforceable against the Seller or the applicable ELN Company, in accordance with their respective terms, except as enforceability may be limited (i) by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or (ii) by general principles of equity.

Section 3.3 Organizational Documents and Corporate Records

The Seller has made available to the Purchaser true, complete and correct copies of the Organizational Documents of the Company as amended to date. The Company is not in breach of or default under any provision of any of its Organizational Documents. The Seller has also made available to the Purchaser true, complete and correct copies of the minutes of all meetings of and other corporate actions taken by the shareholders, board of directors and committees of the board of directors of the Company during the past five years.

Section 3.4 No Conflicts; Required Consents

(a)

The execution, delivery and performance by the Seller of this Agreement and by the Seller and each ELN Company of each Ancillary Agreement to which it is a party do not, and the consummation by the Seller and the ELN Companies of the Contemplated Transactions will not, (i) conflict with, violate or result in a breach of any provision of the Organizational Documents of the Seller or any of the ELN Companies; (ii) conflict with, violate or result in a breach of in any material respect any Applicable Law; (iii) subject to the matters referred to in Schedule 3.4(b), require any consent of, notice to or other action by any Person under, conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to any Person any rights of acceleration, amendment, termination or cancellation or cause a loss of any rights under, any Material Contract or Required License relating to the Business to which any of the ELN Companies is a party or by which any of the ELN Companies or any of its assets or properties is bound, other than in the case of this clause; (iii) any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (iv) result in the creation or imposition of any Lien upon the Shares or any assets or properties of any of the ELN Companies, other than Permitted Liens.

(b)

Except for Competition Act Approval or as set forth in Schedule 3.4(b) with respect to any Material Contract or Required License, no consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or any other Person is required to be obtained, made or given by the Seller as a result of or in connection with the Seller’s execution, delivery and performance of this Agreement or the Seller’s or any of the ELN Companies’ execution, delivery and performance of any Ancillary Agreement or consummation of the Contemplated Transactions, other than any items the failure of which to obtain, make or give has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5 Capitalization

(a)

The authorized as well as the issued and outstanding capital of each of the Purchased ELN Companies are as set forth in Schedule 3.5. The issued and outstanding shares of each of the Purchased ELN Companies (i) have been duly authorized, (ii) are validly issued, fully paid and non-assessable, (iii) were not issued in violation of any Applicable Law, (iv) were not issued in violation of and are not subject to any pre-emptive rights, rights of first refusal or rights of first offer and (v) at Closing, will be owned beneficially and of record by the Seller, the Company and 8869332, as applicable, free and clear of all Liens other than restrictions on transfer generally imposed by applicable securities laws.

(b)

Except as set forth in Schedule 3.5, there are no issued, reserved for issuance or outstanding: (i) shares or other voting securities of, or equity interests in, any of the Purchased ELN Companies; (ii) securities of the Purchased ELN Companies convertible into or exercisable or exchangeable for shares or other voting securities of, or equity interests in, any of the Purchased ELN Companies; (iii) subscriptions, options, warrants, rights, agreements, commitments or understandings of any kind to acquire from the Seller or any of the Purchased ELN Companies, or other obligation of the Seller or any of the Purchased ELN Companies to issue, deliver, sell, transfer, repurchase or redeem, any shares or other voting securities of, or equity interests in, any of the Purchased ELN Companies or any securities convertible into or exercisable or exchangeable for shares or other voting securities of, or equity interests in, any of the Purchased ELN Companies; or (iv) stock appreciation rights, contingent value rights, “phantom” stock rights, profit participation rights or other similar rights or securities that are derivative of, or provide economic benefits based directly or indirectly on the value or price of, any shares or other voting securities of or equity interests in any of the Purchased ELN Companies (the items in clauses (i) through (iv) collectively, the “ELN Companies Securities”).

(c)

There are no outstanding bonds, debentures, notes or other Indebtedness of the Company the holders of which have the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which the shareholders of the Company may vote. Except as set forth in Schedule 3.5, there are no accrued or unpaid dividends on any of the Shares.

(d)	There are no shareholder agreements, voting trusts, proxies or other similar agreements or understandings in effect with respect to the voting, transfer or other disposition of the Shares.

(e)

Subject to the terms of this Agreement, at the Closing, the Seller will transfer and deliver to the Purchaser good and valid title to the Shares free and clear of all Liens other than restrictions on transfer generally imposed by applicable securities laws.

Section 3.6 Subsidiaries and Investments

Except as set forth in Schedule 3.6, the Company does not own, as of the date of this Agreement, directly or indirectly, of record or beneficially, any voting securities of or other equity interests, or otherwise has any investment, in any other Person or is a member of or participant in any partnership, joint venture or similar arrangement. Except as set forth in Schedule 3.6, as at the Closing, after giving effect to the Restructuring Transactions, the Purchased ELN Companies will not own, directly or indirectly, of record or beneficially, any voting securities of or other equity interests, or otherwise have any investment, in any other Person or be a member of or participant in any partnership, joint venture or similar arrangement.

Section 3.7 Financial Statements; Books and Records

(a)

The Seller has made available to the Purchaser, and attached as Schedule 3.7 are, true, complete and correct copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited combined financial statements of the Business for the fiscal year ended as of December 31, 2013 and the unaudited combined financial statements for the fiscal year ended December 31, 2012; and (ii) the unaudited condensed combined financial statements of the Business for the interim periods ended June 30, 2014 and June 30, 2013, including, in each case, the notes with respect thereto.

(b)

The Financial Statements: (i) have been prepared from, and are in accordance with, the books and records of the ELN Companies; (ii) have been prepared in accordance with IFRS consistently applied during the periods covered thereby (subject to, in the case of any interim financial statements, to normal and recurring year-end adjustments that are not expected to be material in amount or effect); and (iii) present fairly and accurately, in all material respects, the financial condition and results of operations of the Business as of the dates thereof or for the periods covered thereby.

(c)

The books and records of the ELN Companies that were used as source documentation for the preparation of the Financial Statements are and will be, as applicable, true and correct in all material respects, reflect or will reflect, as applicable, only actual, bona fide transactions and have been maintained in accordance with sound business practices and Applicable Law. The ELN Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorizations and recorded accurately in all material respects. The Seller has not received any notice of fraud that involves any Employee or that calls into question the effectiveness of the design and operation of the ELN Companies’ internal controls over accounting or financial reporting in any material way.

(d)

All accounts receivable reflected on the books and records of the Business have arisen from bona fide transactions in the Ordinary Course of Business, and are valid, genuine and fully collectible in the Ordinary Course of Business, subject only to any reserve that are included in the Financial Statements or that may be included in the calculation of the Final Closing Working Capital.

Section 3.8 No Undisclosed Liabilities; Indebtedness and Liens

(a)

The Purchased ELN Companies do not have any Liabilities, other than (i) Liabilities disclosed in Schedule 3.8, (ii) Liabilities disclosed in or accrued for on the Financial Statements or (iii) Liabilities that (1) have been incurred since April 30, 2014 in the Ordinary Course of Business and not in violation of this Agreement, (2) are not, individually or in the aggregate, material to the Business and (3) will be disclosed in or accrued for on the Final Closing Working Capital Statement.

(b)

Except as set forth in Schedule 3.8: (i) the Purchased ELN Companies do not have any Indebtedness; (ii) the Purchased ELN Companies do not guarantee any Indebtedness of any Person; (iii) there are no Liens on the Shares (other than restrictions on transfer generally imposed by applicable securities laws); and (iv) there are no, and as at the Closing Date, after giving effect to the Restructuring Transactions, there will not be any Liens (other than Permitted Liens) on the assets and properties of the Company.

Section 3.9 Absence of Certain Changes

Except as set forth in Schedule 3.9, since April 30, 2014, the ELN Companies have conducted the Business only in the Ordinary Course of Business, and without limiting the generality of the foregoing there has not been any:

(a)	Material Adverse Effect;

(b)	material damage, destruction or other loss affecting the Business or its assets or properties;

(c)	capital expenditures by the ELN Companies relating to the Business in excess of $500,000 individually or $7,500,000 in the aggregate;

(d)

material change in the practices, policies and procedures of the Business with respect to cash management, collection of receivables, establishment of reserves for uncollectible receivables, prepayment of expenses, payment of payables and accrual of other expenses;

(e)

increase in the base salary, wages, commissions, bonuses, incentive compensation, severance or termination pay of any Employee, except (i) as required under existing agreements (including any Employee Benefit Plan) that have been made available to the Purchaser, (ii) in the Ordinary Course of Business, or (iii) by Applicable Law;

(f)	incurrence, assumption or guarantee of any Indebtedness by any of the Purchased ELN Companies;

(g)	creation of any Lien on the Shares or the assets or properties of the Business, other than Permitted Liens;

(h)	action authorized or taken that, if authorized or taken after the date hereof, would require the consent of the Purchaser under Section 5.1(b); or

(i)	agreement or commitment to do any of the foregoing or any action or omission that would result in any of the foregoing.

Section 3.10 Material Contracts

(a)

Except as set forth in Schedule 3.10 and after giving effect to the Restructuring Transactions, none of the ELN Companies is a party to or otherwise bound by any of the following Contracts relating to the Business (collectively, the “Material Contracts”), other than the CCC Agreement, which shall be of no further effect with regards to the Purchased ELN Companies as of the Closing:

(i)	any lease or sublease of real property;

(ii)	any lease or sublease of personal property providing for annual payments in excess of $50,000;

(iii)	any Contract for the purchase of goods, services, materials, supplies or equipment providing for either (A) annual payments in excess of $100,000 or (B) aggregate payments in excess of $250,000;

(iv)

any distribution, sales, advertising or agency Contract providing for either (A) annual payments to or by an ELN Company in excess of $100,000 or (B) aggregate payments to or by an ELN Company in excess of $250,000;

(v)	any Contract granting any Person “most favoured nation” status or “exclusivity” or similar rights;

(vi)	any Contract with any Governmental Authority providing for either (A) annual payments in excess of $100,000 or (B) aggregate payments in excess of $250,000;

(vii)	any Contract for any partnership, joint venture, strategic alliance or other similar arrangement;

(viii)	any Contract providing for the settlement of any material claim against any ELN Company or relating to the Business;

(ix)

any Contract relating to the acquisition or divestiture of any business or assets (whether by merger, sale of equity, sale of assets or otherwise) (1) that have obligations remaining to be performed or liabilities continuing after the date of this Agreement other than in the Ordinary Course of Business, or (2) that took place during the one year period prior to the Closing Date;

(x)	any Contract granting any Person a right of first refusal, right of first offer or similar right to purchase or acquire any material assets, properties or business of an ELN Company;

(xi)	any Contract requiring an ELN Company to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xii)

any Contract (A) evidencing or guaranteeing any Indebtedness (including all loan agreements, notes, bonds, debentures, indentures or guarantees), or (B) creating or granting a Lien on the Shares or any assets or properties of an ELN Company, other than Permitted Liens;

(xiii)	any Contract between an ELN Company, on the one hand, and the Seller, any Affiliate of the Seller or any director, manager or officer of an ELN Company, on the other hand;

(xiv)

any license, sublicense or royalty agreement relating to any Intellectual Property, other than standard end-user license agreements relating to any “shrink wrap,” “click wrap” or “off the shelf” software that is generally commercially available;

(xv)

any Contract that limits or purports to limit the ability of an ELN Company (or would limit the ability of the Purchaser after the Closing) (A) to engage in any line of business, (B) to compete with any Person, (C) to operate in any geographic area, (D) to Solicit or accept business from the customers of any Person or (E) to Solicit for employment or hire any Person; or

(xvi)

any other Contract of a type that is not covered by the other clauses of this Section 3.10(a) that (A) is not terminable on not more than 60 days’ notice and without the payment of any penalty by, or any other material consequence to, applicable ELN Company or (B) is material to the operation of the Business.

(b)

The Seller has made available to the Purchaser a true, complete and correct copy of each Material Contract made in writing, along with accurate written descriptions in all material respects of each Material Contract made orally, including all amendments thereto, other than the Material Contracts listed in Schedule 3.10 which are subject to confidentiality agreements but for which the Seller has provided written summaries that accurately describe all material terms of such Material Contracts.

(c)

Each Material Contract (i) is a legal, valid and binding obligation of the applicable ELN Company and, to the Knowledge of the Seller, the other parties thereto, (ii) is in full force and effect in accordance with its terms and (iii) upon consummation of the Contemplated Transactions, will continue in full force and effect without penalty or other adverse consequence, subject to obtaining the consents and approvals, giving the notices or taking the other actions referred to in Schedule 3.4(b). None of the ELN Companies, the Seller or, to the Knowledge of

the Seller, any other party to any Material Contract is in breach of or default under, in any material respect, or has provided or received any written notice alleging any breach of or default under, in any material respect, any Material Contract. No event has occurred that (with or without notice lapse of time or both) would constitute a material breach of or material default under any Material Contract in any material respect by the applicable ELN Company or to the Knowledge of the Seller, by any other party thereto.

Section 3.11 Legal Proceedings

(a)

Schedule 3.11(a) sets forth in reasonable detail all pending Actions involving an ELN Company that relate to the Business (including, for greater certainly, all Actions involving the Company) and all such Actions that are, to the Knowledge of the Seller, threatened against or affecting an ELN Company. There is no Action pending or, to the Knowledge of the Seller, threatened against the Seller or an ELN Company that (i) individually or in the aggregate, if determined or resolved adversely to the Seller or the applicable ELN Company would reasonably be expected to have a Material Adverse Effect or (ii) in any manner challenges the validity of this Agreement or seeks to prevent, enjoin, alter or materially delay the consummation of the Contemplated Transactions. Except as otherwise set forth on Schedule 3.11(a), all obligations of the ELN Companies with respect to any amounts payable upon the resolution or settlement of all Actions listed, or required to be listed, on Schedule 3.11(a) will be paid by the insurers of the ELN Companies, subject to the applicable deductibles under the relevant insurance policies, which are set forth on Schedule 3.11(a).

(b)

No ELN Company is subject to or otherwise bound by any order, injunction, judgment, settlement or decree that prohibits or limits in any material respect the conduct of the Business or the ownership or use of any of the assets or properties of the applicable ELN Company.

Section 3.12 Compliance with Applicable Laws

(a)	Except as set forth in Schedule 3.22, the ELN Companies currently conduct, and have conducted for the past five years, the Business in compliance in all material respects with all Applicable Laws.

(b)

Without limiting the generality of Section 3.12(a), the ELN Companies currently conduct, and have conducted for the past five years, the Business in compliance in all material respects with all applicable anti-corruption or anti-bribery laws, including the Corruption of Foreign Public Officials Act (Canada). None of the ELN Companies or, to the Knowledge of the Seller, any director, officer, employee, agent or other person acting on behalf of an ELN Company, in the course of its, his or her actions for or on behalf of an ELN Company, has made or is making any payments of either cash or other consideration that were or are unlawful under Applicable Law, including directly or indirectly (i) using any funds of an ELN Company for any unlawful contribution, gift, entertainment or other payment relating to political activity, (ii) using any funds of an ELN Company to make any unlawful payment to any foreign or domestic government official or Employee or former Employee, (iii) making any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) making a payment to induce an individual to use such individual’s influence to assist an ELN Company in obtaining or retaining business with any Person, or (v) making a payment to secure an improper advantage for an ELN Company.

(c)

The operations of the ELN Companies have been conducted, in all material respects, in compliance with financial record-keeping and reporting requirements of Applicable Laws relating to money laundering including the Proceeds of Crime (Money Laundering and Terrorism Financing) Act (Canada).

(d)

No ELN Company has received any written notice or other written communication from any Person alleging or relating to any material violation of any Applicable Law in respect of the operation of the Business. To the Knowledge of the Seller, no ELN Company is under investigation or review by any Governmental Authority with respect to, or has been threatened to be charged with, any material violation of any Applicable Law.

Section 3.13 Licenses

The ELN Companies hold or possess and are in compliance with and have timely sought the renewal of, all material Licenses required for the lawful conduct of the Business as currently conducted (the “Required Licenses”), except for any failure to hold or possess any License or any non-compliance or non-renewal that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 3.13 sets forth a true, complete and correct list of each Required License, including the type of license, the license number, the jurisdiction issuing such license and the license expiration date. Except as set forth in Schedule 3.13: (a) each Required License is valid and in full force and effect; (b) no ELN Company has received any written notice or other written communication alleging, or is in, any material breach of or default under any Required License; (c) no Required License will be terminated or impaired solely as a result of the Contemplated Transactions; and (d) no Actions are pending or, to the Knowledge of the Seller, threatened that if determined or resolved adversely would result in the revocation, cancellation, suspension or adverse modification of any Required License.

Section 3.14 Title to and Sufficiency of Assets

(a)

The ELN Companies have good, valid and marketable title to, or in the case of leased assets and properties a valid leasehold interest in, all of the assets and properties owned or leased by the ELN Companies that are used or held for use in the Business, free and clear of any and all Liens other than Permitted Liens. Except as set forth in Schedule 3.14(a), there is no Contract granting any Person or recognizing with respect to any Person any ownership or vesting right in, or any right of first refusal, right of first offer or other preferential right to purchase, any assets or properties of the ELN Companies used in the conduct of the Business or any portion thereof or interest therein.

(b)

Except as set forth in Schedule 3.14(b) and subject to the terms of the License Agreement, at the Closing, the assets and properties of the Company will constitute all of the assets and properties necessary for the conduct of the Business after the Closing substantially in the same manner as currently conducted. All material tangible personal property used or held for use in the conduct of the Business as currently conducted has been reasonably maintained in accordance with good business practice, is in reasonable operating condition and repair (ordinary wear and tear excepted) and is substantially suitable for its present uses.

Section 3.15 Owned Real Property

(a)	Schedule 3.15(a) sets out the municipal address and a complete and accurate legal description of all the real property used in the Business and owned by an ELN Company (“Owned Real Property”).

(b)

The applicable ELN Company has the exclusive right to possess, use and occupy, and has good and marketable legal and beneficial title in fee simple to, all of the Owned Real Property, free and clear of all Liens except Permitted Liens.

(c)

Except as set forth in Schedule 3.15(c), none of the ELN Companies have granted to any Person any right of first refusal, right of first opportunity, option or similar rights to purchase any of the Owned Real Property or any interest therein or any part thereof. Except as set forth in Schedule 3.15(c), no ELN Company has leased (as landlord) any portion of the Owned Real Property to any Person.

(d)

Except as set forth in Schedule 3.22, none of the ELN Companies has received any notice of non-compliance of the existing uses of the Owned Real Property with any Applicable Laws that would, in the aggregate, materially adversely affect the ability to carry on the Business upon the Owned Real Property substantially as it has been carried on in the past.

(e)

To the Knowledge of the Seller, the current uses of the Owned Real Property are permitted under current zoning regulations. Neither the Seller nor any ELN Company has a current application for a re-zoning of any of the Owned Real Property that would materially adversely affect the ability to carry on the Business upon the relevant Owned Real Property substantially as it has been carried on in the past.

(f)	There are no pending or to the Knowledge of the Seller, threatened expropriation or condemnation proceedings relating to any of the Owned Real Property.

(g)	To the Knowledge of the Seller, there are no pending or proposed assessments, capital charges or levies assessed or to be assessed against any of the Owned Real Property by a Governmental Authority.

(h)	To the Knowledge of the Seller, there are no outstanding judgments, writs of execution, seizures, injunctions or directives with respect to the Owned Real Property.

(i)

Neither the Company nor the Seller has received notices from any Governmental Authority of any work orders or directives or notices of deficiency capable of resulting in work orders or directives with respect to the Owned Real Property that would individually or in the aggregate materially adversely affect the ability to carry on the Business upon the relevant Owned Real Property substantially as it has been carried on in the past.

(j)

Except as set forth in Schedule 3.15(j), neither the Seller nor any ELN Company has received notice of any claims for construction liens with respect to work or services performed or materials supplied in connection with any of the Owned Real Property.

Section 3.16 Leased Real Property

(a)

Schedule 3.16 lists (i) all of the Leased Real Property, including the municipal address thereof and (ii) all of the Real Property Leases. Except as set forth in Schedule 3.16, no ELN Company leases or subleases any real property for use in the Business.

(b)

The applicable ELN Company has the exclusive right to possess, use and occupy, and has good and marketable legal and beneficial leasehold title in and to, all of the Leased Real Property, free and clear of all Liens except Permitted Liens.

(c)

Neither the Seller nor any of the ELN Companies has granted to any Person any right of first refusal, right of first opportunity, option or similar rights to sub-lease the Leased Real Property or to otherwise acquire any of the ELN Companies’ rights in and to the Leased Real Property or any interest therein or any part thereof. Except as set forth in Schedule 3.16, neither the Seller nor any of the ELN Companies has sublet or granted any rights to occupancy in any portion of the Leased Real Property to any Person.

(d)

To the Knowledge of the Seller, (i) each of the landlords under each Real Property Lease is in compliance in all material respects with its obligations thereunder, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) except as set forth in Schedule 3.16, all of the Real Property Leases are in full force and effect, and (iii) no ELN Company has received any subsisting notice of default or termination under any of the Real Property Leases.

Section 3.17 Buildings and Systems

(a)

All Buildings and Systems located on the Owned Real Property and the Leased Real Property are, to the Knowledge of the Seller, (i) structurally sound with no material defects, (ii) adequate and suitable for the purposes for which they are currently being used, and (iii) in reasonable operating condition and repair (subject to normal wear and tear provided that such wear and tear has not resulted in a state of disrepair) so as to permit the operation by the ELN Companies of the Business as currently conducted.

(b)

To the Knowledge of the Seller, (i) none of the Buildings or material Systems located on the Owned Real Property or the Leased Real Property is in need of material maintenance or material repairs except for ordinary and routine maintenance, repair and replacements, reasonable wear and tear excepted, (ii) except as set forth in Schedule 3.17(b), no notice from any Governmental Authority has been received by the Seller or any ELN Company requiring or calling attention to the need for any material work, repair, construction, alteration or installation on, or in connection with, any of the Owned Real Property, Leased Premises or any of the Buildings or Systems located on the Owned Real Property and Leased Premises and, to the Knowledge of the Seller, there are no existing or prior facts, circumstances or conditions that would reasonably be expected to form the basis for such notice.

(c)

The Owned Real Property, the Leased Real Property and each Building and System located thereon is, to the Knowledge of the Seller, in compliance in all material respects with all applicable deed restrictions or covenants and all building, zoning, subdivision, health, safety or other Applicable Laws, and neither the Seller nor any ELN Company has received any notification that any alleged violation exists that would reasonably be expected to have a Material Adverse Effect.

Section 3.18 Inventories

The Inventories are in good condition, are merchantable, are of a quality and quantity usable or saleable in the Ordinary Course of Business of the ELN Companies, are fit for the purposes for which they are intended and are carried on the books of the ELN Companies at the lower of cost and net realizable value. The Inventories are labelled and stored in compliance in all material respects with all Applicable Laws.

Section 3.19 Customers and Suppliers

The Seller has provided the Purchaser with a list of the ten largest customers and suppliers of the Business for the last two fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer and payments to each such supplier during each such year. Except as set forth in Schedule 3.19, to the Knowledge of the Seller, there is no reason to believe, that any of the ten largest customers and suppliers of the Business on the list provided by the Seller will not continue to be customers or suppliers of the Business after the Closing.

Section 3.20 Intellectual Property; Confidential Information

(a)

The ELN Companies own all right, title and interest in and to, or the ELN Companies are licensed or otherwise possess legally enforceable rights to use, all material Intellectual Property Rights used in the Business as currently conducted (collectively, the “Intellectual Property”), in each case free and clear of all Liens other than Permitted Liens. The Intellectual Property is sufficient for the ELN Companies to carry on the Business in all material respects as currently conducted. Schedule 3.20(a) sets forth a true, complete and correct list of all owned or licensed Intellectual Property that is necessary to carry on the Business as currently conducted. Except as set forth in Schedule 3.20(a), none of the owned Intellectual

Property has been registered or is the subject of an application for registration with any Governmental Authority.

(b)

All material registrations and pending applications used in connection with the Business for any of the Intellectual Property owned by an ELN Company are valid and in good standing and there are no pending or, to the Knowledge of the Seller, threatened rejections, oppositions, expungement proceedings, cancellation proceedings or litigation with respect thereto. All such registrations and pending applications are disclosed in Schedule 3.20(a).

(c)

To the Knowledge of the Seller, the conduct of the Business and the use of the Intellectual Property do not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party in any material way. There are no Actions pending or, to the Knowledge of the Seller, threatened alleging that the conduct of the Business or the use of any Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party in any material way. To the Knowledge of the Seller, no third party (including any current or former Employee) infringes, misappropriates or otherwise violates any owned Intellectual Property.

(d)

Any Intellectual Property that is purported to be owned by an ELN Company is owned by the applicable ELN Company (i) by operation of the law or, (ii) by a valid and enforceable agreement sufficient to irrevocably assign all ownership interest in such Intellectual Property that is purported to be owned by an ELN Company to the applicable ELN Company.

(e)

The IT Systems: (i) are sufficient for the conduct of the Business as currently conducted; (ii) are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology and data processing operations necessary for the conduct of the Business; and (iii) are substantially free of any material defects, bugs, errors and Malicious Code. To the Knowledge of the Seller, no unauthorized Person has breached or accessed the IT Systems.

(f)

The Seller and the ELN Companies have taken commercially reasonable steps and maintain reasonable precautions to protect and maintain the confidentiality of, and to enforce their rights in, the Confidential Information. To the Knowledge of the Seller, there has not been any breach of confidentiality or unauthorized use or disclosure of the Confidential Information.

Section 3.21 Tax Matters

(a)

The Purchased ELN Companies have complied in all material respects with all Applicable Laws relating to Taxes. The Company has duly and timely filed in prescribed manner with the appropriate Governmental Authorities all Tax Returns required to be filed by it on or before the Closing Date. All such Tax Returns are true, complete and correct in all material respects and disclose all Taxes required to be paid by the Company.

(b)

All Taxes and instalments of Taxes of the Purchased ELN Companies due and payable with respect to Pre-Closing Periods (whether or not reflected on any Tax Returns) have been timely paid, other than Taxes that are being contested in good faith and by appropriate proceedings for which adequate reserves have been recorded (in accordance with IFRS) on the Financial Statements. All Taxes of the Purchased ELN Companies not yet due and payable have been fully accrued on the books of the relevant Purchased ELN Companies.

(c)

The Purchased ELN Companies have timely collected or withheld, and timely paid to the appropriate Governmental Authorities, all Taxes required to have been collected or withheld from payments to Employees or former employees of the Business, creditors, shareholders, directors, officers, non-residents and other Persons for all periods under Applicable Laws and such amounts have been duly and timely paid to the relevant taxing authority.

(d)

There is no Tax Contest pending or, to the Knowledge of the Seller, threatened against the Purchased ELN Companies. The Purchased ELN Companies have not received any indication or notification from any Governmental Authority that any assessment or reassessment is proposed. There are no Liens for Taxes on any of the assets or properties of the Purchased ELN Companies.

(e)

The Purchased ELN Companies (i) do not have any liability for the Taxes of any other Person, (ii) do not or have not been a member of an affiliated group and (iii) are not or have not been a party to or otherwise bound by any Tax sharing, allocation or indemnification agreement.

(f)

There has not been any waiver or extension of any statute of limitations with respect to the assessment or collection of any Taxes due from or with respect to the Purchased ELN Companies, which waiver or extension is currently in effect.

(g)

No power of attorney with respect to any Taxes has been executed or filed with any Governmental Authority by or on behalf of the Purchased ELN Companies and which will be in effect immediately after the Closing Date.

(h)

The Purchased ELN Companies have not received any notice or inquiry from any Governmental Authority in any jurisdiction where such Person does not currently file Tax Returns to the effect that such Person is or may be subject to taxation in such jurisdiction. The Purchased ELN Companies do not engage in (nor has they ever engaged in) a trade or business in any country outside Canada.

(i)

The Seller has made available to the Purchaser true, complete and correct copies of (i) all Tax Returns and amendments thereto of the Company relating to Taxes and (ii) all rulings, revenue agent reports, notices of assessment, notices of reassessment, notifications, information documents requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed by or on behalf of any of the Company relating to Taxes.

(j)

The Purchased ELN Companies do not have any contractual obligation to pay the amount of any Tax benefits or Tax refunds (or an amount determined by reference thereto) realized or received by them to any former shareholder(s) or other Person(s).

(k)

Except as set forth in Schedule 3.21(k), since December 31, 2013, the Purchased ELN Companies have not (i) incurred any Taxes outside the Ordinary Course of Business, (ii) changed a method of accounting, (iii) entered into any agreement with any Governmental Authority with respect to Taxes, (iv) surrendered any right to a Tax refund, or (v) made, changed or revoked any election with respect to Taxes.

(l)

None of the Purchased ELN Companies have made a request for an advance tax ruling, request for technical advice, request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Authority with respect to Taxes.

(m)

The Purchased ELN Companies are not subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of any of the Contemplated Transactions.

(n)

The Purchased ELN Companies will not be required to include in any taxable period ending after the Closing Date any taxable income attributable to income that accrued (or cash that was received), but was not recognized, in a Pre-Closing Period as a result of a reserve, deduction, prepaid amount, election, federal investment tax credit or similar provincial tax credit.

(o)	The Seller is not a non-resident of Canada for the purposes of the Tax Act.

(p)	None of the Purchased ELN Companies is a “financial institution” or “specified financial institution” for the purposes of the Tax Act.

(q)

The Purchased ELN Companies have not made an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act. The “low rate income pool” of the Purchased ELN Companies on the Closing Date will be nil.

(r)

None of sections 79, 79.1 or 80 to 80.04, inclusive, of the Tax Act have applied or will apply to the Purchased ELN Companies at any time on or before the Closing Date. The Purchased ELN Companies do not have any unpaid amounts that may be required to be included in income under section 78 of the Tax Act.

(s)	The Purchased ELN Companies are residents of Canada and registrants for purposes of the ETA.

(t)

Each of the Publications qualifies, and has qualified for as long as they have been owned, directly or indirectly by the Seller, as a “Canadian newspaper” for the purposes of Section 19 of the Tax Act.

Section 3.22 Environmental Matters

(a)

Except as set forth in Schedule 3.22, the ELN Companies have conducted and currently conduct the Business, use the Owned Real Property and the Leased Real Property and used any property formerly owned or occupied by the ELN Companies (“Former Properties”) in compliance in all material respects with all applicable Environmental Laws. To the Knowledge of the Seller, no condition exists or event has occurred with respect to the Business which, with or without notice or the passage of time or both, would reasonably be expected to constitute a material violation of or give rise to material liability under applicable Environmental Laws in connection with the Business, the Owned Real Property, the Leased Real Property or the Former Properties.

(b)

Except as set forth in Schedule 3.22, to the Knowledge of the Seller, other than as permitted pursuant to Environmental Laws, no Hazardous Materials are present on, in, under or adjacent to the Real Property, the Leased Real Property or the Former Properties in concentrations that are in excess of those permitted under Environmental Laws (having regard to current use) and, to the Knowledge of the Seller, no Hazardous Materials are migrating to or from any of the Real Property, the Leased Real Property or the Former Properties in contravention of Environmental Laws. The ELN Companies have not used or permitted the Business to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Material except in compliance with applicable Environmental Laws.

(c)

Except as set forth in Schedule 3.22, no investigations have been or are being conducted, taken or threatened by any Governmental Authority under or pursuant to Environmental Laws or in relation to Hazardous Materials with respect to the Business, the Owned Real Property, the Leased Real Property or the Former Properties.

(d)

Except as set forth in Schedule 3.22, there are no outstanding material Actions, investigations or inquiries made or commenced, or to the Knowledge of the Seller, threatened, relating to Environmental Laws or Hazardous Materials in respect of the Business, the Owned Real Property, the Leased Real Property or the Former Properties, nor to the Knowledge of the Seller, has the Seller received written notice of any of the same.

(e)

Except as set forth in Schedule 3.22, to the Knowledge of the Seller, none of the Owned Real Property, the Leased Real Property or the Former Properties contain any: (i) active or abandoned underground storage tanks, above ground storage tanks, asbestos, (ii) polychlorinated biphenyls, toluene, lead-based paint, mould, mildew or fungi; (iii) underground injection wells; (iv) radioactive materials; (v) septic tanks or waste disposal pits.

(f)

The ELN Companies have filed all reports and other information and obtained all permits, programs and other approvals (collectively, “Permits”) to enable the Business, as now conducted, to carry on business in compliance in all material respects with Environmental Laws. All of the Permits are valid and in good standing, there has been no material violation of any Permit and no proceeding is pending, or to the Knowledge of the Seller, threatened to revoke or limit any Permit. To Knowledge of the Seller, the consummation of the Contemplated Transactions will not require the Purchaser to obtain consent, approval, or authorizations from any Governmental Authority in order to enable the ELN Companies to hold all Permits and to remain in compliance in all material respects with the terms and conditions of the Permits and Environmental Laws.

(g)

All information provided to the Purchaser or its environmental consultants or similar representatives in connection with any environmental audit or other investigation is true and complete in all material respects. Except as set forth in Schedule 3.22, neither the Seller nor any of the ELN Companies conducted any environmental audit in the past five years (including any evaluation, assessment, review or study) of any of the Real Property or the Leased Real Property or the Former Properties except those in respect of which copies have been provided to the Purchaser.

(h)

None of the ELN Companies have received any written request for information, complaint, demand, administrative enquiry, notice of claim, notice of responsibility, notice of violation, notice of intent to bring a “citizen suit” under any Environmental Laws, or any other information indicating that it is or may be liable or held responsible under Environmental Laws, and there are no civil, administrative or criminal proceedings pending or to the Knowledge of the Seller, threatened against the ELN Companies.

(i)

To the Knowledge of the Seller, the ELN Companies do not have any liability, nor are there required or expected compliance costs, under any Environmental Laws. None of the ELN Companies have received any written notice or other written communication that remains outstanding that it is or may be a potentially responsible party or otherwise liable for any environmental costs.

(j)

Notwithstanding anything else in the Section 3.22, all representations in this Section 3.22 apply to the Former Properties only in respect of the ownership, occupancy or use of the Former Properties by an ELN Company.

Section 3.23 Labour and Employment Matters

(a)

The ELN Companies are in compliance in all material respects with all Applicable Laws relating to employment and employment practices, including the terms and conditions of employment (including the calculation and payment of overtime compensation and worker classification), termination of employment, hiring practices and procedures, immigration and employment verification matters, pay equity, privacy, collective bargaining and labour relations requirements, occupational health and safety, human rights, and workplace safety and insurance. Without limiting the generality of the foregoing, except as included in the Final Closing Working Capital, the ELN Companies have paid to each Employee and current or former director, officer, employee or independent contractor of the Company or the Business all salaries, wages, commissions, bonuses, deferred compensation, overtime pay, public holiday pay, vacation pay, paid time off and other employee benefits of any nature arising or incurred prior to the Closing Date (including any post-retirement benefits, workers’ compensation, sickness, or disability benefits) that are payable or owed in respect of services rendered prior to the Closing Date.

(b)

Schedule 3.23(b) sets forth a true, complete and correct list of all Collective Agreements. To the Knowledge of the Seller none of the ELN Companies are in material breach of any of the terms of such Collective Agreements. Neither the Seller nor any of its Affiliates have made any commitment to or conducted negotiations with the union in respect of a future Collective Agreement except as set out in Schedule 3.23(b). There is no organizational campaign or to the Knowledge of the Seller, other effort to cause a labour union or organization to be recognized voluntary or otherwise or certified as a representative on behalf of Employees. There is no pending or, to the Knowledge of the Seller, threatened labour strike, dispute or work stoppage involving Employees. Neither the Seller nor any of its Affiliates have engaged in any unfair labour practice and, except as set out in Schedule 3.23(b), no unfair labour practice complaint, grievance or arbitration proceeding is pending or to the Knowledge of the Seller, threatened against any of ELN Companies.

(c)

Schedule 3.23(c) sets forth a true, complete and correct list of (i) all union Employees and non-union Employees setting out each Employee’s identification number, position, length of service, location of employment, full-time or part-time status, salary, bonus or commission, vacation entitlement and indicating which Pension Plan the Employee participates in as well as whether such Employee is covered by a Collective Agreement, or is an inactive Employee and (ii) all written employment Contracts between any ELN Company and a non-union Employee with an annual base salary of at least $100,000.

(d)

Except as set forth on Schedule 3.23(d), there are no Contracts of employment, or consulting agreements with any non-union Employees or consultants of the Business that (i) are not terminable on the giving of reasonable notice in accordance with Applicable Laws or (ii) pursuant to which any severance, termination, bonus or other amount or benefit may be required to be paid, enhanced, accelerated, waived or renounced as a result of the completion of the Contemplated Transactions.

(e)	The Seller has provided the Purchaser with a copy of all policies applicable to the Employees. Where a policy exists and is unwritten, the Seller has provided a description of such policy.

(f)

There are no outstanding assessments, penalties, fines or other amounts due or owing pursuant to any workplace safety and insurance legislation and, to the Knowledge of the Seller, no audit of any of the ELN Companies is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or, to the Knowledge of the Seller, anticipated claims which are reasonably expected to materially adversely affect the ELN Companies’ accident cost experience in respect of the Business.

(g)

To the Knowledge of the Seller, there are no outstanding charges or open complaints against the ELN Companies relating to any unfair labour practices, human rights, privacy, employment standards, pay equity or occupational health and safety issues or under any Applicable Law relating to the Employees or former Employees.

(h)

The Seller has provided the Purchaser with copies of all notices, orders and inspections reports prepared or rendered within the past two years under applicable occupational health and safety legislation or employment standards legislation relating to the Employees.

(i)

The ELN Companies have collected or withheld all contributions or premiums required to have been collected or withheld from payments to Employees or former employees, under Applicable Laws, including the Canada Pension Plan and the Employment Insurance Act, and such amounts, together with any corresponding contribution or premium required to be paid by the ELN Companies as the employer of the Employees or former employees, have been paid to the appropriate Governmental Authorities on a timely basis.

(j)	All vacation pay, bonuses, commissions and other emoluments relating to the Employees are accurately reflected in all material respects in the books and records of the ELN Companies.

Section 3.24 Employee Benefit Matters

(a)

Schedule 3.24(a) sets forth a true, complete and correct list of each Employee Benefit Plan. The Seller has made available to the Purchaser true, complete and correct copies of the following documents with respect to each Employee Benefit Plan, unless otherwise specified, to the extent applicable: (i) the current plan document, including all amendments thereto, or in the case of unwritten Employee Benefit Plans written descriptions thereof; (ii) with respect to the Transferred DC Plans and the Seller DB Plans only, any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts; (iii) with respect to Transferred DC Plans only, investment management or advisory agreements currently in effect and any applicable plan administration manuals; (iv) the most recent summary plan description and summary of material modifications thereto, and material employee communications; (v) with respect to the Transferred DC Plans and the Seller DB Plans only, the most recent financial statements required to be filed with a Governmental Authority; (vi) with respect to the Seller DB Plans only, the two most recent actuarial reports (whether or not such reports were filed with a Governmental Authority) and any supplementary cost certificates filed with any Governmental Authority; (vii) with respect to the Transferred DC Plans and the Seller DB Plans only, the most recent annual information return filed with a Governmental Authority; (viii) with respect to the Transferred DC Plans only, the statement of investment policies and procedures; and (ix) all material correspondence within the past five years with any Governmental Authority regarding the operation or administration of any

Transferred DC Plan or any Seller DB Plan in respect of Employees subject to a Collective Agreement.

(b)

Each Transferred DC Plan, Seller DB Plan and Seller Benefit Plan has been established, maintained, administered and funded in compliance with, and currently complies with, its terms and all Applicable Laws in all material respects, and there has not been any written notice issued by any Governmental Authority questioning or challenging such compliance within the past two years. The Seller or an ELN Company, as applicable, has timely made all required contributions, distributions, reimbursements and premium payments on account of each such plan.

(c)

All data necessary to administer each Transferred DC Plan, Seller DB Plan and Seller Benefit Plan is in the possession of the Seller, its Affiliates or the ELN Companies or their agents and is in a form which is sufficient for the proper administration of such plans in accordance in all material respects with their terms and all Applicable Laws and such data is true, complete and accurate in all material respects.

(d)

There are no Actions (including any audit or to the Knowledge of the Seller, investigation by any Governmental Authority) pending or, to the Knowledge of the Seller, threatened involving any Transferred DC Plan, Seller DB Plan or the assets thereof, or any Seller Benefit Plan, other than routine claims for benefits payable in the Ordinary Course of Business.

(e)	No Employee Benefit Plan is operated, or subject to the laws of any jurisdiction, outside Canada.

(f)

Except as set out in Schedule 3.24(f) and as required under Applicable Law, no Employee Benefit Plan (other than Pension Plans) provides benefits or coverage following retirement or other termination of employment and except with respect to those Employees listed in Schedule 3.24(f) no Employee is entitled to benefits under an Employee Benefit Plan (other than a Pension Plan) following retirement.

(g)

Except as set forth in Schedule 3.24(f), neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will: (i) result in, (ii) accelerate the time of payment, vesting or funding of, or (iii) increase the amount or value of, any payment, or benefit to any Employee or independent contractor or officer or director of the Company.

(h)

All required contributions or premiums to be paid under the Transferred DC Plans and the Seller DB Plans covering Employees covered by a Collective Agreement have been fully paid to the date hereof in a timely fashion in accordance in all material respects with Applicable Laws and the terms of the applicable Employee Benefit Plan.

(i)

Neither the Seller nor any of the ELN Companies has withdrawn assets from a Transferred DC Plan or Seller DB Plan, or has caused any transfer of assets from a Transferred DC Plan or a Seller DB Plan to another registered pension plan, except in accordance with the terms thereof or in accordance with approval granted by a

Governmental Authority and no application has been made by the Seller or the ELN Companies but not yet approved with respect to any withdrawal or transfer of assets from any of the Transferred DC Plans or Seller DB Plans. No actuarial surplus has been paid to the Seller or any of the ELN Companies from a Seller DB Plan and no application has been made by the Seller or any of the ELN Companies requesting the withdrawal of any surplus. In respect of each Seller DB Plan, neither the Seller nor any of the ELN Companies has taken any contribution holidays in respect of such Seller DB Plan, paid any administration expenses from the fund of such Seller DB Plan or received a transfer from or been merged with another plan, in each case except in accordance with the terms of such Seller DB Plan, the trusts and other funding criteria which govern such Seller DB Plan and Applicable Law. For the avoidance of doubt, the representations made under this Section 3.24(i) in respect of the Transferred DC Plans and Seller DB Plans apply exclusively to the period commencing on the date the Seller or any of the ELN Companies assumed each such plan.

(j)

The Seller, its Affiliates or the applicable ELN Company has made or shall make provision for full and timely contribution of all amounts which are required under Applicable Law to be paid as a contribution to the Seller DB Plans and Transferred DC Plans with respect to the period ending on the Closing Date.

(k)

The Seller or its Affiliates including the ELN Companies have not committed or otherwise promised, whether orally or in writing and whether made legally binding or not, commitments to establish another Employee Benefit Plan or to make any future amendments, modifications or improvements to the Employee Benefit Plans.

(l)

Schedule 3.24(l) sets out the Employee Benefit Plans in which an ELN Company participates that is a multi-employer Pension Plan, for which the obligation to make contributions is set out in a Collective Agreement. The Seller and its Affiliates, including the ELN Companies, have not entered into any contractual arrangements that would require any of them to make contributions to any multi-employer Pension Plan in addition to the amounts set forth in the Collective Agreements.

(m)

No condition exists that would prevent the Seller or the applicable ELN Company from amending or terminating any Transferred DC Plan other than any limitations imposed by Applicable Law or by a Collective Agreement.

(n)	Only Employees participate in the Transferred DC Plans.

(o)	No independent contractors who provide services to ELN Companies participate in Employee Benefit Plans.

Section 3.25 Related Party Transactions

Except as set out in Schedule 3.25, none of the ELN Companies leases any assets or properties from the Seller or any of its Affiliates. Except as set forth in Schedule 3.25, none of the ELN Companies owes any amounts to, or uses or holds for use in the Business any assets or properties of, the Seller or any of its Affiliates.

Section 3.26 Bank Accounts; Powers of Attorney; Directors and Officers

Schedule 3.26 sets forth a true, complete and correct list of (a) all bank accounts and safe deposit boxes of the Purchased ELN Companies and all persons authorized to sign or otherwise act with respect thereto as of the date hereof; (b) all persons holding a general or special power of attorney granted by the Purchased ELN Companies and a true, complete and correct copy thereof; and (c) all directors and officers of the Purchased ELN Companies.

Section 3.27 Privacy Laws

The ELN Companies comply in all material respects with applicable Privacy Laws in connection with the operation of the Business. To the Knowledge of the Seller, the ELN Companies have not been the subject of any complaints, received any notice or are otherwise aware of any pending claim from any Person concerning the ELN Companies collection, use and disclosure of Personal Information in connection with the operation of the Business.

Section 3.28 Insurance

Schedule 3.28 sets out a list, as at the date hereof, of insurance policies which are maintained by the Seller or the ELN Companies with respect to the Business. Neither the Seller nor any ELN Company is in material default with respect to any of the provisions contained in such insurance policies or the payment of any premiums under any insurance policy, nor has the Seller or any ELN Company, as applicable, failed to give any notice of or to present any material claim under any insurance policy in a due and timely fashion. Since January 1, 2014, there has not been any material adverse change in the relationship of the Seller or any of the ELN Companies with the insurers of the Business, the availability of coverage, or in the premiums payable pursuant to such policies. Schedule 3.28 sets forth a list of all material claims made under any policies of insurance maintained by or for the benefit of the Business over the past three years prior to the date hereof.

Section 3.29 No Broker

Except for TD Securities Inc., the fees and expenses of which will be paid by the Seller at or before the Closing, no broker, finder, investment banker or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the ELN Companies or the Seller.

Section 3.30 Disclaimer of Warranties

Notwithstanding any provision of this Agreement to the contrary, the Seller makes no representations or warranties to the Purchaser or any other Person in connection with the Contemplated Transactions, except as specifically set forth in this Agreement. All other representations and warranties, whether express or implied, are disclaimed by the Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement and to consummate the Contemplated Transactions, the Purchaser hereby represents and warrants to the Seller as follows:

Section 4.1 Organization

The Purchaser: (a) is a corporation duly organized, validly existing and in good standing under the laws of Canada; and (b) has the requisite corporate power and authority to own or lease and to operate and use its assets and properties and to carry on its business as currently conducted, except where any such failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to perform its obligations hereunder or to timely consummate the Contemplated Transactions.

Section 4.2 Authorization; Enforceability

(a)

The execution, delivery and performance by the Purchaser of this Agreement, each Ancillary Agreement to which the Purchaser is a party and each of the Financing Commitments and the consummation by the Purchaser of the Contemplated Transactions are within the Purchaser’s corporate powers and have been duly and validly authorized and approved by all necessary corporate action on the part of the Purchaser.

(b)

This Agreement and each of the Financing Commitments have been, and each Ancillary Agreement to be executed and delivered by the Purchaser at the Closing will be, duly and validly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Seller in the case of this Agreement and the other parties thereto in the case of each of the Financing Commitments) each of this Agreement and each of the Financing Commitments constitutes, and each such Ancillary Agreement when so executed and delivered (assuming due authorization, execution and delivery by the other parties thereto) will constitute, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or (ii) general principles of equity.

Section 4.3 No Conflicts; Required Consents

(a)

Subject to the receipt of Competition Act Approval and TSX Approval, the execution, delivery and performance by the Purchaser of this Agreement and each of the Financing Commitments and each Ancillary Agreement to which the Purchaser is a party do not, and the consummation by the Purchaser of the Contemplated Transactions and the transactions contemplated under each of the Financing Commitments will not, (i) conflict with, violate or result in a breach of any provision of the Purchaser’s Organizational Documents, (ii) conflict with, violate or result in a breach of any Applicable Law binding upon or applicable to the Purchaser, or (iii) require any consent of, notice to or other action by any Person under, conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give rise to any Person any rights of acceleration, amendment, termination or cancellation or to cause a loss of any rights under, any material Contract to which the Purchaser is a party or by which the Purchaser or any of its material assets or properties is bound, other than, in the case of clause (i), (ii) or (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to perform its obligations hereunder or the Purchaser’s ability to timely consummate the Contemplated Transactions and the transactions contemplated under each of the Financing Commitments.

(b)

Except for Competition Act Approval and TSX Approval, no consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or any other Person is required to be obtained, made or given by the Purchaser as a result of or in connection with their execution, delivery and performance of this Agreement and each of the Financing Commitments or the Ancillary Agreements to which either is a party or its consummation of the Contemplated Transactions and the transactions contemplated under each of the Financing Commitments, other than any items the failure of which to obtain, make or give would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to timely perform its obligations hereunder or the Purchaser’s ability to timely consummate the Contemplated Transactions and the transactions contemplated under each of the Financing Commitments.

Section 4.4 Legal Proceedings

There is no Action pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser that, if determined or resolved adversely to the Purchaser, would have a material adverse effect on the Purchaser’s ability to perform its obligations hereunder or to timely consummate the Contemplated Transactions.

Section 4.5 Purchaser’s Financing

The Purchaser has delivered to the Seller true, complete and correct copies of executed copies of the Standby Purchase Agreement and the Debt Subscription Agreement (the “Financing Commitments”), pursuant to which the investor party or parties thereto has or have committed, subject to the terms and conditions set forth therein, to invest in the Purchaser or PNCC the cash amounts set forth therein (the “Financing”). Assuming the Financing is funded in accordance with the Financing Commitments, the Purchaser will have at Closing funds sufficient to pay the Purchase Price in accordance with the terms set forth in this Agreement and the fees and expenses payable by the Purchaser in connection with the Contemplated Transactions. As of the date of this Agreement, neither of the Financing Commitments has been amended or modified and the respective obligations and commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Purchaser has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof and it will pay any and all such commitment fees or other fees as they become due and payable at any time thereafter in accordance with the terms of the Financing Commitments. The Financing Commitments are in full force and effect as of the date hereof. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Purchaser or, to the knowledge of Purchaser, any other parties thereto, under either of the Financing Commitments; provided that Purchaser is not making any representation or warranty regarding the accuracy of the representations and warranties in Article 3 or compliance by the Seller with its obligations hereunder. As of the date of this Agreement, the Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Purchaser on the Closing Date; provided that the Purchaser is not making any representation regarding the accuracy of the representations and warranties in Article 3 or compliance by the Seller with its obligations hereunder. The Financing Commitments, together with the Subscription Receipt Indenture (as defined in the Debt Subscription Agreement) and the Subscription Receipt Agreement (as defined in the Standby Purchase Agreement) contain all of the conditions precedent to the obligations of the parties thereunder to make Financing available to Purchaser on the terms therein. As of the date hereof, there are no side letters or other agreements, contracts or arrangements to which Purchaser or any of its Affiliates is a party related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitments.

Section 4.6 No Broker

Except for Canaccord Genuity Corp., the fees and expenses of which will be paid by the Purchaser at or before the Closing, and except for fees and commissions payable in connection with the Financing, no broker, finder, investment banker or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Purchaser.

Section 4.7 No Reliance

The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the ELN Companies and the nature and condition of their respective properties and assets and the Business and, in making the determination to proceed with the Contemplated Transactions, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article 3. The Purchaser further acknowledges that none of the Seller, the ELN Companies or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the ELN Companies, the Business or other matters that are not included in this Agreement. Without limiting the generality of the foregoing, none of the Seller, the ELN Companies or any other Person has made a representation or warranty to the Purchaser with respect to (a) any projections, estimates or budgets for the Business or any of the ELN Companies or (b) any material, documents or information relating to any of the ELN Companies or the Business made available to the Purchaser or its representatives in any information memorandum, management presentation, data room or otherwise, except as expressly covered by a representation or warranty set forth in Article 3.

Section 4.8 Disclaimer of Warranties

Notwithstanding any provision of this Agreement to the contrary, the Purchaser makes no representations or warranties to the Seller or any other Person in connection with the Contemplated Transactions, except as specifically set forth in this Agreement. All other representations and warranties, whether express or implied, are disclaimed by the Purchaser.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of the Business

(a)

Except as expressly provided in this Agreement or with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, from the date hereof until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated in accordance with Section 7.1 (the “Termination Date”), the Seller shall cause the ELN Companies to (i) conduct the Business only in the Ordinary Course of Business and in compliance in all material respects with all Applicable Laws, (ii) continue to make all necessary capital investments in the Business that is required to ensure the continued operation of the Business consistent with past practice and standards, and (iii) use commercially reasonable efforts, consistent with the financial and commercial circumstances of the Business and the Canadian newspaper industry but without regard to the Contemplated Transactions and assuming that the Seller would continue to own and operate the Business, to preserve intact in all material respects, the Business as it exists on the date hereto.

(b)

In furtherance of, and without limiting the generality of Section 5.1(a), or as approved in writing by the Purchaser (which approval, except in the case of Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(vi), Section 5.1(b)(viii) and Section 5.1(b)(ix), shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Closing Date or the Termination Date, the Seller shall not permit any of the ELN Companies to do any of the following except as expressly provided in this Agreement or in the Restructuring Agreements or as set out on Schedule 5.1(b) and provided that clauses (ii), (iv), (v), (ix) and (x) below shall apply only in respect of the Company:

(i)

take or omit to take any action that results or would reasonably be expected to result in any of the representations and warranties of the Seller set forth herein being or becoming untrue in any material respect or in any of the conditions precedent set forth in Section 6.2 not being satisfied;

(ii)	amend or otherwise change its Organizational Documents;

(iii)

(A) authorize the issuance of, issue, sell or transfer any Shares or any other ELN Companies Securities (B) adjust, split, combine, reclassify, repurchase or redeem any Shares or any other ELN Companies Securities, or (C) declare, authorize, set aside or pay any dividend or other distribution (whether in cash, shares or other property) in respect of any Shares or any other ELN Companies Securities;

(iv)	merge or consolidate with any other Person, acquire (whether by merger, share purchase, asset purchase or other business combination) any business or assets of any other Person or form any subsidiary;

(v)	adopt a plan of complete or partial liquidation, dissolution, restructuring, arrangement, recapitalization or other reorganization;

(vi)	make any material change in the operation of the Business (including by discontinuing the operations of any of the Publications or the Digital Properties) or enter into any new line of business;

(vii)

amend in any material respect, terminate (other than in accordance with its terms), or renew or otherwise agree to extend the term of, any Material Contract, enter into any new Contract that would have been a Material Contract if in effect as of the date hereof, or waive, release or assign any rights or claims under any Material Contract, provided however, that the ELN Companies shall be permitted to amend the existing, or terminate and enter into new, software license agreements, on terms and conditions substantially similar to the terms and conditions in effect as of the date hereof, in order to provide the Purchaser at Closing with the software licenses necessary for the conduct of the Business after the Closing substantially in the same manner as conducted prior to the date hereof;

(viii)

sell, assign, transfer, lease (as lessor) or otherwise dispose of, or create or incur any Lien on, any assets or properties of the Business, other than dispositions of immaterial assets or properties in the Ordinary Course of Business for fair value;

(ix)	create, incur, assume or guarantee any Indebtedness, or extend or modify any existing Indebtedness, except for the Seller;

(x)	make any loans, advances or capital contributions to, or investments in, any other Person;

(xi)

forgive, cancel or compromise any debts relating to the Business owed to, or waive any claims or rights relating to the Business held by, any ELN Company, except for the forgiveness, cancellation or compromise of immaterial debts, claims or rights in the Ordinary Course of Business;

(xii)	make any capital expenditures relating to the Business in excess of $2,000,000 in the aggregate;

(xiii)

commence, settle or compromise any Action relating to the Business by or against any ELN Company, other than settlements entered into in the Ordinary Course of Business that require only the payment of monetary damages in an aggregate amount not to exceed $100,000;

(xiv)

except as may be required under an existing Contract or Employee Benefit Plan made available to the Purchaser or by Applicable Law or Collective Agreement, (A) institute or announce any change in the compensation, commissions, bonuses, severance or other benefits payable to any Employee or consultant of the Business whose total annual compensation exceeds (or would exceed) $150,000, (B) enter into, amend or terminate any employment, consulting, deferred compensation, severance or change of control agreement with any employee or consultant of the Business whose total annual compensation exceeds (or would exceed) $150,000, (C) pay any severance, termination payment or retention payment to any employee or consultant of the Business whose total annual compensation exceeds (or would exceed) $150,000, (D) establish, adopt, amend or terminate any Employee Benefit Plan, or (E) terminate more than 25 full time Employees without cause;

(xv)	enter into, renew or amend any Collective Agreement except for negotiations disclosed on Schedule 3.23(b) that have been initiated prior to the date hereof and disclosed;

(xvi)

engage in any transaction with any Affiliates, except transactions that are at prices and on terms and conditions not less favourable to the applicable ELN Company than could be obtained on an arm’s-length basis from unrelated third parties;

(xvii)

rescind, revoke or change any election with respect to Taxes, change any Tax accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into an agreement with respect to Taxes with any Governmental Authority, surrender any right to claim a refund for Taxes, consent to an extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action;

(xviii)	change any accounting principles, practices or methods, including the working capital principles applicable to the Business, other than any change required by Applicable Law or IFRS;

(xix)

delay or postpone the payment of any accounts payable relating to the Business when due (other than amounts being contested in good faith), or accelerate the collection of or fail to use commercially reasonable efforts to collect any accounts receivable relating to the Business when due; or

(xx)	enter into any agreement, commitment or understanding (whether written or oral) with respect to any of the foregoing.

Section 5.2 Access to Information

Subject to the terms of the Confidentiality Agreement and Applicable Law, from the date hereof until the earlier of the Closing Date or the Termination Date, the Seller shall, and shall cause the ELN Companies to: (a) afford to the Purchaser and its accountants, counsel and other authorized representatives full and free access, upon reasonable advance notice and during regular business hours, to the personnel, properties, books and records of the Business; and (b) furnish to such parties such additional information relating to the Business as the Purchaser may reasonably request; provided, however, that such access does not interfere unreasonably with the normal operations of the Business. No investigation conducted by or on behalf of, or information furnished to, the Purchaser or its representatives, whether prior to or after the date of this Agreement, shall operate as a waiver of or otherwise affect any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement or the indemnification rights of the Purchaser Indemnified Parties contained in this Agreement. On or before the Closing Date the Seller will provide to the Purchaser all passwords, codes, comments, keys, documentation and the locations of any such files and other materials equipment and software keys and such information as to format, encryption (if any) and any other specification or information necessary for the Purchaser to retrieve, read, revise and/or maintain such files and information as are related to the Business, including the IT Systems.

Section 5.3 Confidentiality

All non-public documents, materials and other information furnished in connection with the Contemplated Transactions shall be subject to, and shall be kept confidential in accordance with, the terms of the Confidentiality Agreement. Effective upon the Closing: (a) the obligations of the Purchaser and its Affiliates under the Confidentiality Agreement shall terminate; and (b) the obligations of the Seller with respect to the confidentiality of the Confidential Information shall be governed by Section 5.11(d).

Section 5.4 Notifications

(a)

From the date hereof until the earlier of the Closing Date or the Termination Date, the Seller shall promptly notify the Purchaser in writing of: (i) any material adverse change in the Business; (ii) any material breach of or default under this Agreement by the Seller; (iii) any notice or other communication from any other Person (including any Governmental Authority) alleging that the consent of such Person (or Governmental Authority) is or may be required in connection with the Contemplated Transactions; and (iv) any Actions commenced or, to the Knowledge of the Seller, threatened against the Seller or any of the ELN Companies that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.11 or that relate to the consummation of the Contemplated Transactions.

(b)

From the date hereof until the earlier of the Closing Date or the Termination Date, the Purchaser shall promptly notify the Seller in writing of: (i) any material breach of or default under this Agreement by the Purchaser or event that would reasonably be expected to become such a breach or default on or prior to the Closing; (ii) any notice or other communication from any other Person (including any Governmental Authority) alleging that the consent of such Person (or Governmental Authority) is or may be required in connection with the Contemplated Transactions; and (iii) any Actions commenced or, to the knowledge of the Purchaser, threatened against the Purchaser that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.4 or that relate to the consummation of the Contemplated Transactions.

(c)

No notification given by a party pursuant to this Section 5.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or agreements of such party contained in this Agreement.

Section 5.5 Filings and Authorizations

(a)

The Parties will, as promptly as practicable but in any event within 20 days of the date of this Agreement (unless otherwise mutually agreed), make, or cause to be made, all filings and applications with, and give all notices and submissions to, Governmental Authorities that are necessary for the lawful completion of the Contemplated Transactions contemplated by this Agreement, including (i) the Purchaser and the Seller filing with the Commissioner a notification under Part IX of the Competition Act; (ii) the Purchaser filing an application for TSX Approval with the TSX; and (iii) the Purchaser filing a written submission concerning the competitive effects of the Contemplated Transactions and requesting that the Commissioner issue an ARC.

(b)

The Purchaser will use its commercially reasonable efforts to obtain TSX Approval and the Purchaser and the Seller will use their commercially reasonable efforts to obtain the Competition Act Approval and each Party will promptly co-operate with and assist the other Party in preparing the submissions referenced in Section 5.5(a) and all other filings or responses to questions or requests from the Commissioner, Governmental Authorities or the TSX. Without limiting the generality of the foregoing, in the event that either, or both, of the Purchaser and the Seller receive a supplementary information request pursuant to subsection 114(2) of the Competition Act (a “SIR”), or an order to produce records, make a written return of information, and/or have one or more employees attend an oral examination conducted by the Commissioner (collectively, a “Section 11 Order”), in connection with the Contemplated Transactions, the Purchaser and/or the Seller, as applicable, shall use its respective commercially reasonable efforts to respond to the SIR or Section 11 Order at the earliest practicable date. For purposes of this provision, the Purchaser and/or the Seller, as applicable, shall be deemed to have responded to any such SIR or Section 11 Order by providing a response that it in good faith believes to be in compliance with the terms of the SIR or Section 11 Order and by certifying such compliance pursuant to section 118 of the Competition Act or in accordance with the SIR or Section 11 Order. In the event that the Commissioner disputes the adequacy of compliance by the Purchaser and/or the Seller, as applicable, with respect to a SIR or Section 11 Order, the Purchaser and/or the Seller, as applicable, shall endeavour to satisfy the Commissioner as soon as possible so as to minimize any delay in the conduct or resolution of the Commissioner’s review of the Contemplated Transactions.

(c)

Neither Party will provide any substantive oral nor written representations, statements, information, remedy proposals or other filings to the Commissioner without first giving the other a reasonable opportunity to provide its comments, and each Party will consider such comments in good faith before providing any such representations, statements, information or other filings to the Commissioner.

(d)

Subject to compliance at all times with Applicable Law and the other provisions of this Agreement and to information being competitively sensitive, the Purchaser and Seller will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested by the other in connection with this

Section 5.5 and will promptly provide each other with draft copies for review and comment and final copies of all notifications, applications, requests, submissions, undertakings, responses, substantive communications and filings filed or provided to Governmental Authorities in connection with the Contemplated Transactions. Each Party will also supply the other with copies of all notices or other correspondence received from or the details of any substantive communications with a Governmental Authority in connection with the Contemplated Transactions promptly after receipt of such notices or exchange of other correspondence or the occurrence of such communications. Where a Party seeks not to provide the other Party with any information under this Section 5.5(d) on grounds that such information is competitively sensitive, such Party will be required to provide the information to the other Party’s external counsel and such external counsel will not provide the information to its client, provided that nothing in this Agreement requires either Party to share with the other Party or its external legal counsel any information or documents related to their valuation of the Contemplated Transaction.

(e)

Each Party shall provide the Commissioner at the earliest practicable date any and all information, documents or other materials that may be requested by the Commissioner in connection with his review of the Contemplated Transactions, and neither Party will take any action that would have the effect of delaying, impairing or impeding the receipt of Competition Act Approval.

(f)

Neither Purchaser nor Seller shall participate in any substantive meeting, telephone call, negotiation or discussion with the Commissioner regarding any matters related to the Competition Act Approval, including proposed remedies if applicable, without giving the other (or its external counsel) prior notice of such substantive meeting, telephone call, negotiation or discussion and the opportunity to attend and participate. For the avoidance of doubt, the Seller shall not engage in any discussions with or make any proposals to the Commissioner, whether written or oral, in relation to divestitures or remedies without the express consent of the Purchaser.

(g)

The Parties will each pay 50% of all filing fees incurred in connection with the Competition Act Approval as well as 50% of the fees and expenses of all third party experts retained by either Party in connection with the Competition Act Approval (provided that the retention of such third party expert was approved by both Parties).

Section 5.6 Request for Consents

The Seller will use its commercially reasonable efforts to obtain or cause to be obtained, prior to Closing, all consents, approvals and waivers that are required in connection with the Contemplated Transactions by the terms of any Contract relating to the Business, any Real Property Lease or any License, including the consents described in Schedule 3.4(b). Such consents, approvals and waivers will be upon such terms as are acceptable to Purchaser, acting reasonably. Purchaser will co-operate in obtaining such consents, approvals and waivers.

Section 5.7 Cooperation to Secure Licences

The Seller will use its commercially reasonable efforts to cooperate with and assist the Purchaser in obtaining rights to all third party licences to Intellectual Property Rights that are required by the Purchaser, at its discretion, to continue to operate the Business substantially in the same manner in which the Business was operated by the ELN Companies prior to Closing. The Seller’s cooperation may include initiating discussions with third party vendors and assisting with the negotiations of any applicable licencing agreements.

Section 5.8 Financing

(a)

The Purchaser shall use its best efforts to obtain the Financing on the terms and conditions described in or contemplated by the Financing Commitments and shall not agree to any amendment or modification to, or any waiver of any provision or remedy under, the Financing Commitments without the prior written consent of the Seller if such amendments, modifications or waivers would or would reasonably be expected to (i) reduce the aggregate amount of the Financing below the amount required to consummate the Contemplated Transactions or amend or modify any conditions in a manner adverse to the Seller, (ii) impose new or additional conditions to the receipt of the Financing, (iii) prevent or materially delay the Closing Date, or (iv) adversely impact in any material respect the ability of Purchaser to enforce its rights against the other parties to any of the Financing Commitments or (v) adversely impact the Contemplated Transactions in any manner.

(b)

Without limiting the generality of Section 5.8(a), the Purchaser shall use best efforts to (i) maintain in effect each of the Financing Commitments, (ii) satisfy all conditions and covenants applicable to the Purchaser in the Financing Commitments on or prior to the Closing and otherwise comply with its obligations thereunder, (iii) enforce its rights under the Financing Commitments and (iv) in the event that all conditions in the Financing Commitments, the Subscription Receipt Agreement (as defined in the Standby Purchase Agreement) and the Subscription Receipt Indenture (as defined in the Debt Subscription Agreement) have been satisfied, cause the persons providing the Financing to fund on the Closing Date the Financing required to consummate the transactions contemplated by this Agreement.

(c)

The Purchaser shall keep the Seller promptly informed of the status of its efforts to consummate the Financing and shall give Seller prompt written notice: (i) of any material breach or material default (or any event or circumstance that, with or without notice, lapse or time or both, would reasonably be expected to give rise to any material breach or material default) by any party to the Financing Commitments or definitive document related to the Financing of which Purchaser becomes aware; (ii) of the receipt of any written notice or other written communication from any party to the Financing Commitments with respect to any breach, default, termination or repudiation by any party to the Financing Commitments or any definitive document related to the Financing; and (iii) if the Purchaser becomes aware that it will not be able to obtain all or any portion of the

Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing; provided that Purchaser need not provide any information that is privileged.

(d)

In the event any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Financing Commitments for any reason whatsoever, as promptly as reasonably practicable following the occurrence of such event, the Purchaser shall use best efforts to obtain alternative financing from alternative sources on terms and conditions substantially not less favourable, taken as a whole, to Purchaser (in the reasonable judgment of Purchaser) than those in the unavailable Financing Commitments and that is sufficient, when taken together with the Purchaser’s cash on hand and each of the Financing Commitments that remains available at the time to pay the Purchase Price and the fees and expenses payable by the Purchaser in connection with the Contemplated Transactions (the “Alternative Financing”). The Purchaser shall keep Seller promptly informed on a reasonably current basis of the status of its efforts to arrange any Alternative Financing. For the purposes of this Agreement, “Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) with respect to any Alternative Financing arranged in compliance herewith.

(e)

Prior to the Closing, the Seller shall use commercially reasonable efforts and shall cause the ELN Companies to use commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its respective representatives to, provide to the Purchaser, at the Purchaser’s sole expense in respect of the Seller’s out-of-pocket costs, all reasonable cooperation requested by the Purchaser that is required in connection with the Financing and any Alternative Financing, including (i) furnishing the Purchaser and its financing sources with (1) copies of the Financial Statements, together with, to the extent applicable, the report of the Seller’s auditors with respect thereto, and (2) all information relating to the ELN Companies and the Business, including the financial statements required by Applicable Laws for inclusion in any prospectus filed by PNCC with securities regulatory authorities in Canada in connection with the Financing, it being understood and agreed by the Parties that if any financial statements, other than the financial statements prepared by the Seller prior to the date hereof, are required to be prepared pursuant to Applicable Laws or otherwise in connection with the Financing, all out-of-pocket fees, costs and expenses relating to the preparation and delivery of such financial statements shall be borne exclusively by the Purchaser (information required to be delivered pursuant to this clause (i) being referred to as the “Required Information”); (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, agents or underwriters for, and prospective lenders and investors of or in, the Financing and senior management and representatives, with appropriate seniority and expertise, of the Business, including the chief executive officer, chief financial officer and other senior executive officers of each of the ELN Companies), due diligence sessions, (iii) providing monthly income statements down to the EBITDA level (internal flash statement of income) for the Business and monthly accounts receivable balance of the Business, (iv) assisting with the preparation of customary materials for bank information memoranda, offering documents, prospectuses, private placement memoranda and similar documents required in connection with the Financing (including the delivery of any consents of accountants for use of their reports in any materials relating to the Financing and the delivery of one or more customary representation letters), (v) using commercially reasonable effort to facilitate the pledging of collateral in connection with the Financing, including executing and delivering any documents as may be reasonably requested by the Purchaser, (vi) providing access and information reasonably requested by the Purchaser to allow the Purchaser to undertake inventory appraisals, field audits, environmental assessments and obtain surveys and title insurance, (vii) providing to the sources of the Financing all documentation and other information required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada)), (viii) causing the taking of corporate actions (subject to the occurrence of the Closing) by the ELN Companies reasonably necessary to permit the completion of the Financing, (ix) facilitating the execution and delivery at the Closing (subject to the occurrence of the Closing) of definitive documents related to the Financing on the terms contemplated by the Financing Commitments, and (x) using commercially reasonable efforts to cause accountants and legal counsel to provide their reasonable cooperation and assistance, including participating in a reasonable number of due diligence sessions and drafting sessions; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the operation of the Business; provided, further, that the Seller and the ELN Companies shall not be required to take any action described in this Section 5.8 that would become legally binding on any of them prior to the Closing. Neither the Seller nor any of the ELN Companies shall be required to take any action that would subject any of them to any liability, to bear any third-party cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs or any such costs, expenses, fees or payments to be reimbursed by the Purchaser) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing, which is effective prior to the Closing. The Seller will ensure that none of the Required Information contains any misrepresentations (as defined in the Securities Act (Ontario)) regarding the Seller, the ELN Companies or the Business. The Purchaser shall indemnify and hold harmless the Seller and the ELN Companies and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement or completion of the Financing (including any action taken in accordance with this Section 5.8) and any information utilized in connection therewith (other than the Required Information) except in the event such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties arose out of or result from the wilful misconduct, intentional misrepresentation or gross negligence of the Seller, its Affiliates or any of their respective officers, employees or representatives. The Purchaser shall, promptly upon request by the Seller, reimburse the Seller and the ELN Companies for all documented and reasonable out-of-pocket costs incurred by the Seller and the ELN Companies in connection with this Section 5.8(e). The Seller hereby consents to the reasonable use of the ELN Companies’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the ELN Companies in any respect.

Section 5.9 Exclusivity

From the date hereof until the earlier of the Closing Date or the Termination Date, the Seller shall not, and it shall not permit the ELN Companies, any of their directors, officers or employees, or any of its respective Affiliates, agents or representatives acting on their behalf to, directly or indirectly, (a) solicit, initiate, seek or encourage any inquiry, offer or proposal from, (b) initiate or participate in any discussions or negotiations with, (c) furnish any information or documentation to, or (d) accept any offer from or enter into any agreement or understanding with, any Person (other than the Purchaser and its Affiliates and representatives) relating to any direct or indirect sale or business combination of any of the ELN Companies or any direct or indirect sale of the Business or any of the Publications or Digital Properties.

Section 5.10 Public Announcements

The initial press release with respect to this Agreement and the Contemplated Transactions shall be a release mutually acceptable to the Purchaser and the Seller. Thereafter, neither Party nor any of their respective Affiliates, agents or representatives shall, without the prior written consent of the other Party, issue any press release or make any other public announcement concerning this Agreement or the Contemplated Transactions except (i) as required by Applicable Law or the rules or regulations of any applicable stock exchange or (ii) for press releases or other public announcements that are substantially similar to previous press releases or public announcements made by either Party in compliance with this Section 5.10.

Section 5.11 Restrictive Covenants of the Seller

In furtherance of the sale of the Shares hereunder, and to protect more effectively the value and goodwill of the Business, the Seller hereby covenants and agrees as follows:

(a)

Non-Competition. For a period commencing on the Closing Date and ending on the third anniversary of the Closing Date, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly own, control, manage, operate, conduct, engage in, participate in, consult with, perform services for, guarantee the debts or obligations of, permit its name to be used by or in connection with, or otherwise carry on, (i) English language newspaper operations or (ii) websites or other digital content relating to English language news, anywhere in Canada provided, however, that this Section 5.11(a) shall in no way apply to, or restrict the operations of (A) Sun TV or websites or other digital content related thereto, or (B) any and all English language magazine operations or websites or other digital content related thereto.

(b)

Non-Solicitation of Employees of the Business. For a period commencing on the Closing Date and ending on the third anniversary of the Closing Date, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, Solicit the employment or engagement of or hire (whether as an employee, freelance or independent contractor or otherwise) any Employee, freelance or independent contractor who has been employed by or rendering services on a regular basis to the Business at any time during the most recent 12 months preceding the date hereof; provided however that the non-solicitation obligations set forth herein shall not apply in any way to:

(i)

any Employee, freelance or independent contractor (A) who responds to a general advertisement, (B) whose employment or engagement with the Business has been terminated, with or without cause, by the Purchaser or any of its Affiliates, or (C) who, at the time of solicitation, has not worked for or been engaged by the Purchaser or any of its Affiliates in relation to the Business for a period of at least six months; or

(ii)	any freelance or independent contractor (including for avoidance of doubt, journalists and media personalities, or information technology contractors and consultants) who:

(A)

on or prior to the Closing Date, renders or has rendered services or provides or has provided content to the Seller, its Affiliates or the ELN Companies in relation to the Business on a non-exclusive basis; or

(B)	after the Closing Date, renders or will render services or provides or will provide content to the Purchaser, its Affiliates or the ELN Companies in relation to the Business on a non-exclusive basis;

provided that the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, Solicit any freelance or independent contractor to terminate its employment or engagement with the Purchaser, its Affiliates or the ELN Companies.

(c)

Non-Solicitation of Certain Customers of the Business. For a period commencing on the Closing Date and ending on the third anniversary of the Closing Date, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit the business of any Person that has, or had within the most recent 12 months preceding the date hereof, an active business relationship or is seeking to have an active business relationship with any of the ELN Companies with respect to the commercial printing operations of the Business (a “Commercial Printing Customer”) provided that this Section 5.11(c) shall not prohibit the Seller or its Affiliates from soliciting business from a Commercial Printing Customer to the extent that (i) during the 12 months ended June 30, 2014 orders from such Commercial Printing Customer were satisfied at both the Islington and Mirabel commercial printing facilities of the Seller and (ii) any orders that the Seller secures from such Commercial Printing Customer during such three year period are allocated to the Islington and Mirabel commercial printing facilities in a manner that is generally consistent with the manner in which orders were allocated between such facilities during the 12 months ended June 30, 2014.

(d)

Confidentiality. From and after the Closing Date, the Seller shall, and shall cause its Affiliates, agents and representatives to, keep confidential and not disclose or use any Confidential Information, other than to disclose Confidential Information to the Purchaser. Notwithstanding the foregoing, if the Seller or any of its Affiliates, agents or representatives (collectively, the “Disclosing Party”) is requested or required by Applicable Law to disclose any Confidential Information, the Disclosing Party will provide the Purchaser with notice of such request or requirement as promptly as practicable (unless not permitted by Applicable Law) so that the Purchaser may seek a protective order or other appropriate remedy and/or waive compliance with the foregoing provisions of this Section 5.11(d). The Disclosing Party will use commercially reasonable efforts to cooperate with the Purchaser in connection with the Purchaser’s efforts to seek such an order or remedy. If the Purchaser does not obtain such an order or other remedy, or waives compliance with the provisions of this Section 5.11(d), the Disclosing Party will furnish only that portion of the applicable Confidential Information that is legally required, and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such disclosed information.

(e)

Equitable Remedies. The Seller acknowledges and agrees that: (i) the Purchaser and its Affiliates would suffer irreparable and ongoing damages (including a significant loss of the goodwill of the Business purchased by the Purchaser pursuant to this Agreement) in the event that any provision of this Section 5.11 were not performed in accordance with its terms or otherwise were breached; and (ii) monetary damages, even if available, alone would not be an adequate remedy for any such non-performance or breach. Accordingly, the Seller agrees that, in the event of any actual or threatened breach of any provision of this Section 5.11, the Purchaser shall be entitled, in addition to all other rights and remedies that it may have existing in its favour at law, in equity or otherwise, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages.

(f)

Severability; Reformation. Each of the covenants set forth in this Section 5.11 is a severable and independent covenant. The invalidity or unenforceability of any covenant as written in any jurisdiction shall not invalidate or render unenforceable the remaining covenants in this Section 5.11, or such covenant in any other jurisdiction. The existence of any claim or cause of action against one party by any other party, whether predicated on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants set forth in this Section 5.11. If, at the time of enforcement of any provision of this Section 5.11, a final determination is made by a court of competent jurisdiction that any of the covenants contained in this Section 5.11 is unreasonable or otherwise unenforceable under Applicable Law, the parties hereby authorize and instruct such court to revise and reform the scope, geographic area and/or duration of the provisions of this Section 5.11 so as to produce the maximum legally enforceable restrictions (not greater than those contained herein) permitted by Applicable Law. If such court refuses to do so, the parties agree that the provisions of this Section 5.11 shall not be rendered null and void, but rather shall be deemed amended to provide for such maximum legally enforceable restrictions.

(g)

Acknowledgements. The Seller acknowledges and agrees that: (i) the covenants set forth in this Section 5.11 are a material inducement to the Purchaser to enter into this Agreement and consummate the Contemplated Transactions; (ii) but for these covenants, the Purchaser would not have entered into this Agreement or agreed to acquire the Shares; and (iii) in view of the nature of the Business, the business objectives of the Purchaser in acquiring the Shares, and the consideration paid for the Shares, the restrictive covenants set forth in this Section 5.11 are reasonable with respect to their scope, duration and geographic area and duration and are necessary in order to protect the Purchaser’s legitimate business interests (including the goodwill of the Business).

(h)

No Consideration for Covenants. The Parties agree that the undertakings set forth in Section 5.11(a) and Section 5.11(b) form an integral part of this Agreement and are granted to maintain or preserve the fair market value of the Shares. The Parties further acknowledge and confirm that no portion of the Purchase Price is allocated, considered or regarded as a consideration for the undertakings contained in this Agreement or any other covenant of the Seller contained in this Agreement.

Section 5.12 Covenants regarding Commercial Printing Customers

For a period commencing on the Closing Date and ending on the third anniversary of the Closing Date, the Parties agree to continue providing services to the Commercial Printing Customers currently served under the same Contract by the Mirabel and Islington commercial printing facilities (the “Commercial Printing Contracts”), including the Contracts listed in Schedule 5.12, in a manner that is generally consistent with the manner in which they have been served during the 12 months ended June 30, 2014. For a period of up to three years after the Closing Date, the Parties undertake to negotiate in good faith and use commercially reasonable efforts to renew the Commercial Printing Contracts such that the Commercial Printing Customers continue to be served jointly by the Mirabel and Islington commercial printing facilities, to the extent reasonably possible, in a manner consistent with the manner in which they have been served during the 12 months ended June 30, 2014.

Section 5.13 Tax Matters

(a)

Filing of Tax Returns for Pre-Closing Periods. The Purchaser will cause each of the Purchased ELN Companies to prepare and file all Tax Returns for the Purchased ELN Companies that are due after the Closing Date in respect of periods ending on or before the Closing Date, which Tax Returns shall be prepared and filed on a timely basis consistent with the Purchased ELN Companies’ existing procedures for preparing Tax Returns and in a manner consistent with prior practice (unless otherwise required by Applicable Law). The Purchaser shall provide the Seller with a draft of such Tax Returns and any relevant working papers at least 35 days prior to the due date for filing the Tax Returns with the appropriate taxing authorities. The Seller shall have the right to review the draft of the Tax Returns provided to it by the Purchaser and make any comments that it deems appropriate. The Purchaser shall incorporate all reasonable comments that the Seller may have on such Tax Returns. If the Seller notifies the Purchaser that the Seller agrees with the filing of such Tax Returns or fails to deliver notice to the Purchaser of its disagreement therewith within 20 days of receipt of the draft Tax Returns, the Purchaser shall file the Tax Returns, but in no event shall such filing take place after its due date. If the Seller, acting in good faith, believes that such Tax Returns are not prepared in accordance with this Section 5.13(a), the Seller shall notify in writing the Purchaser of its disagreement within 20 days after receipt of the draft Tax Returns, together with reasonable particulars of the basis of such disagreement. The Purchaser and the Seller shall attempt, in good faith, to resolve their differences with respect thereto within 10 days after the Seller’s notice of disagreement. To the extent that the Purchaser and the Seller are unable to agree, the disagreement may be referred by either Party for determination by an independent accounting firm in a similar manner as contemplated by Section 2.3(b) provided that the independent accounting firm must complete its determination no later than on the filing due date of the Tax Returns and if such determination cannot be completed prior to the filing due date, the Purchased ELN Companies shall be entitled to file the Tax Returns, subject to amended Tax Returns being filed if the independent accounting firm so determines. While the independent accounting firm is making its determination hereunder, the Parties shall not communicate with the independent accounting firm on the subject matter of its review, except by joint conference call, joint meeting or letter with copy simultaneously delivered to the other Party. In the case of a disagreement and the hiring of an independent accounting firm in accordance with this Section 5.13(a), the fees and expenses of the independent accounting firm shall be borne equally by the Purchaser and the Seller. Once the disagreement is settled amongst the Purchaser and the Seller or the Tax Returns are determined by the independent accounting firm hired pursuant to this Section 5.13(a), the Purchaser shall file the Tax Returns. The Seller shall promptly pay to the applicable Governmental Authority on behalf of the relevant Purchased ELN Company(ies), when due, all Taxes (other than Taxes which were taken into account in the calculation of the Final Closing Working Capital) payable by the relevant Purchased ELN Company(ies) in respect of periods ending on or before the Closing Date as indicated on such Tax Returns, and any such payment will be treated by the Parties as an adjustment to the Purchase Price for tax purposes. The Seller shall cooperate fully with the Purchaser and make available to the Purchaser on a timely basis all information as may reasonably be required for the preparation of any Tax Return for a period.

(b)

Assistance and Cooperation. After the Closing Date, the Seller and the Purchaser shall (and, if requested to do so, shall cause their respective Affiliates, including the ELN Companies, to), at no cost to the other Party: (i) assist each other in preparing any Tax Returns that any other Party is responsible for preparing and filing; (ii) cooperate fully in preparing for or defending against any Tax Contests with taxing authorities regarding any Tax Returns of the Purchased ELN Companies; (iii) make available to the other Party and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Company; and (iv) furnish the other Party with timely written notice of, and copies of all correspondence received from any taxing authority in connection with, any Tax Contest relating to Taxes of the Purchased ELN Companies for the Pre-Closing

Period. The Seller and the Purchaser further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Purchased ELN Companies.

(c)

Changes to Tax Positions. Except as required by Applicable Law, the Purchaser covenants that it will not, and it will not cause or permit the Purchased ELN Companies to take any action on or after the Closing, make any election or deemed election or make or change any Tax election, amend any Tax Return or take any position on any Tax Return that results in any increased Tax liability or reduction of any deduction, credit or loss carry-over of any such entity in respect of any period ending on or before or which includes the Closing Date. The Purchaser agrees that the Seller is to have no liability for any Tax (including any related interest and penalties) resulting from any action referred to in the preceding sentence.

(d)

If (i) the aggregate of all amounts (a) which are included in Tax receivables for the purposes of the definition of “Current Assets” and (b) which otherwise reduce Taxes payable for the purposes of the definition of “Current Liabilities”, in each case resulting from the application of the loss restriction event rules in section 111 of the Tax Act as a result of the Contemplated Transactions, for the purposes of the Final Closing Working Capital, exceeds (ii) 26.9% of the aggregate deductions from taxable income with respect to the Purchased ELN Companies under subsections 111(5.1) and 111(5.2) of the Tax Act as a result of the Contemplated Transactions, then the Seller shall pay to the Purchaser, as an adjustment to the Purchase Price, such excess amount. For greater certainty, the amount at (i) in the preceding sentence cannot exceed $1,614,000, and therefore the amount of the adjustment to Purchase Price payable by the Seller to the Purchaser under this Section 5.13(d) cannot exceed $1,614,000.

(e)	Survival. For the avoidance of doubt, this Section 5.13 shall survive the Closing.

Section 5.14 Expenses

Except as otherwise expressly set forth in this Agreement, regardless of whether or not the Closing occurs, each Party shall be responsible for and shall pay all of its own costs and expenses (including the fees and expenses of its lawyers, accountants, investment bankers and other advisors) incurred in connection with this Agreement and the Contemplated Transactions.

Section 5.15 Further Assurances

At any time and from time to time following the Closing each Party shall, without any further consideration, execute and deliver, or cause to be executed and delivered, such other documents and instruments and shall take, or cause to be taken, such further or other actions as the other Party may reasonably request or as otherwise may be necessary or desirable to evidence and make effective the Contemplated Transactions.

Section 5.16 Preservation of Records

Subject to the requirements of Applicable Law, the Confidentiality Agreement and each Party’s confidentiality obligations to its clients or other third parties by any Governmental Authority or third party, in order to facilitate the resolution of any claims made by or against any of the parties relating to the Company or in respect of the Business, for a period of six years after the Closing Date (or such longer period as may be required by Applicable Law), each of the Purchaser and the Seller shall (a) retain the books and records relating to the Company and the Business (including those of the ELN Companies to the extent they have been transferred by the Seller to the Purchaser) over which it has control, to the extent such books and records relate to periods prior to the Closing Date, and (b) upon reasonable advance written notice and during normal business hours, afford the other party and its officers, managers, employees, agents and representatives reasonable access (including the right to make photocopies, at such other party’s expense) to such books and records for any proper, non-competitive purpose; provided, however, that any such access shall not unreasonably disrupt the normal operations of either Party. Notwithstanding the foregoing, if the Purchaser, on the one hand, or the Seller, on the other hand, shall desire to dispose of any such books and records prior to the expiration of the six-year anniversary of the Closing Date, such party shall, prior to such disposition, give the other Party a reasonable opportunity, at such other party’s expense, to copy such books and records in accordance with this Section 5.16.

Section 5.17 Post-Closing Remittances

(a)

From and after the Closing Date, if the Seller or any of its Affiliates receives any payment from a third party that is owed to a Purchased ELN Company, the Seller shall hold, or cause the applicable Affiliate to hold, such payment in trust and promptly (and in no event later than 30 days following receipt) remit such amounts to the Purchaser or the Purchased ELN Company.

(b)

From and after the Closing Date, if the Purchaser or any of its Affiliates (including the Purchased ELN Companies) receives any payment from a third party that is owed to the Seller or any of its Affiliates, the Purchaser shall hold, or cause the applicable Affiliate to hold, such payment in trust and promptly (and in no event later than 30 days following receipt) remit such amounts to the Seller.

Section 5.18 Litigation Cooperation

With respect to any Pre-Closing Actions, the Purchaser agrees to cooperate with the Seller after Closing and make available to the Seller or its representatives, upon the reasonable request of the Seller, all documents, records and other materials in the possession of the Purchaser or any of the ELN Companies and to grant the Seller reasonable access to those employees, officers, directors, contractors and consultants having knowledge regarding such Actions, in each case that are reasonably required by the Seller for its use in defending any such Action.

Section 5.19 PCI Compliance

The Purchaser will use its commercially reasonable efforts to ensure that, within 18 months of the Closing Date, the Business will, at the cost of the Purchaser, comply with all applicable Payment Card Industry Data Security Standards. After the Closing Date, the Purchaser will not take any action, or omit to take any action, which would reasonably be expected to have an adverse effect on the Business’ compliance, or current or future efforts to become compliant, with Payment Card Industry Data Security Standards.

Section 5.20 Change of Name

No later than 180 days after the Closing Date and subject to the terms of the License Agreement, the Seller shall (i) cause any Affiliate that has a corporate name that is included in the Intellectual Property (including “Sun Media”) to file the appropriate documentation with the appropriate Governmental Authorities to change their respective corporate names to a name that does not include any name that is included in the Intellectual Property and (ii) cease using any business or trade names associated with the foregoing corporate names, except as otherwise contemplated in the License Agreement.

Section 5.21 Information Technology Assets and Licences

The Seller shall promptly and in any event not less than 30 days prior to Closing deliver to the Purchaser a list, certified in writing as accurate by the Seller’s Chief Financial Officer, that identifies all information technology assets, including all hardware and other equipment and software or other technology, that are owned or leased by, or licensed to, an ELN Company and are necessary for the conduct of the Business after the Closing substantially in the same manner as conducted prior to the date hereof. The Seller shall either (i) ensure, at its own cost, that all such assets are owned or leased by, or licensed to, one of the Purchased ELN Companies as of the Closing or (ii) deliver to the Purchaser an updated version of Schedule 3.14(b) that includes any such assets that will not be owned or leased by, or licensed to, one of the Purchased ELN Companies as of the Closing.

Section 5.22 Transition Services Agreement

The Purchaser and the Seller shall, as promptly as reasonably practicable following the date hereof, negotiate in good faith the form of Transition Services Agreement, which form shall include the terms and conditions set out in ANNEX VI and otherwise be mutually acceptable to the Purchaser and Seller, each acting reasonably. In anticipation of the performance of the Transition Services Agreement, the Seller agrees to cause Videotron s.e.n.c. or its applicable Affiliate (collectively, “Videotron”) to enter into, prior to the Closing Date, a three year hosting agreement with the Purchaser on the same terms and conditions applicable to hosting services provided by Videotron to the Seller that were in effect in the 12 month period prior to the date hereof and will include rights for Purchaser to (i) terminate any portion of the services offered thereunder, including but not limited to with respect to any reduction of server racks, without penalty or other additional fee or (ii) terminate the entire hosting agreement without penalty or other additional fee on 60 days notice.

Section 5.23 Waiver of Conflicts

Recognizing that Fasken Martineau DuMoulin LLP has acted as legal counsel to the Seller and the ELN Companies and certain of their respective Affiliates prior to date hereof, and that Fasken Martineau DuMoulin LLP intends to act as legal counsel to certain of the Seller and its Affiliates (which will no longer include the ELN Companies) after the Closing, each of the Purchaser and the ELN Companies hereby waives, on its own behalf and agrees to cause its Affiliates and the ELN Companies to waive, any conflicts that may arise in connection with Fasken Martineau DuMoulin

LLP representing the Seller or its Affiliates after the Closing as such representation may relate to the Purchaser or the ELN Companies in connection with the Contemplated Transactions. In addition, all communications involving attorney-client confidences between the Seller, the ELN Companies and their respective Affiliates, on the one hand, and Fasken Martineau DuMoulin LLP, on the other hand, relating to the negotiation, documentation and consummation of the Contemplated Transactions shall be deemed to be attorney-client confidences that belong solely to the Seller and its Affiliates (and not the ELN Companies). Accordingly, the ELN Companies shall not have access to any such communications or to the files of Fasken Martineau DuMoulin LLP relating to such engagement from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (a) the Seller and its Affiliates (and not the ELN Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the ELN Companies shall be a holder thereof, (b) to the extent that files of Fasken Martineau DuMoulin LLP in respect of such engagement constitute property of the client, only the Seller and its Affiliates (and not the ELN Companies) shall hold such property rights and (c) Fasken Martineau DuMoulin LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the ELN Companies by reason of any attorney-client relationship between Fasken Martineau DuMoulin LLP and the ELN Companies or otherwise. Notwithstanding the foregoing, none of the ELN Companies is waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of the Contemplated Transactions) in connection with any third party litigation.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.1 Conditions to the Obligations of the Seller

The obligations of the Seller to consummate the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Seller, at or prior to the Closing, of each of the following conditions:

(a)

Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchaser set forth in this Agreement (i) that is qualified by materiality or material adverse effect shall be true and correct in all respects and (ii) that is not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

(b)

Performance of Covenants. The Purchaser shall have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

(c)

Compliance Certificate. The Purchaser shall have delivered to the Seller a certificate dated the Closing Date, signed by an authorized officer of the Purchaser, certifying to the satisfaction of the conditions set forth in Section 6.1(a) and Section 6.1(b).

(d)

Receipt of Closing Deliveries. The Purchaser shall have executed and delivered, or caused to be executed and delivered, all of the agreements, certificates and other documents specified in Section 2.7, all in form and substance reasonably satisfactory to the Seller.

(e)

No Legal Action. Except for frivolous or vexatious actions or proceedings by a Person other than a Governmental Authority, no Action shall be pending or threatened by any Person (other than the Seller or any of its Affiliates) in any jurisdiction, to enjoin, restrict or prohibit any of the Contemplated Transactions.

(f)

No Legal Prohibition. No injunction, order, ruling, decree, judgment or similar order by any Governmental Authority of competent jurisdiction shall have been entered and continue to be in effect that makes illegal or prohibits the consummation of the Contemplated Transactions, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that makes illegal or prohibits the consummation of the Contemplated Transactions.

(g)	Regulatory Approval. Competition Act Approval shall have been obtained.

Section 6.2 Conditions to the Obligations of the Purchaser

The obligations of the Purchaser to consummate the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Purchaser, at or prior to the Closing, of each of the following conditions:

(a)

Accuracy of Representations and Warranties. Each of the representations and warranties of the Seller set forth in this Agreement (i) that is qualified by materiality, material adverse effect or Material Adverse Effect shall be true and correct in all respects and (ii) that is not so qualified shall be true and correct in all material respects, in each case at and as of the Original Closing Date as if made on and as of the Original Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

(b)

Performance of Covenants. The Seller shall have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

(c)	No Material Adverse Effect. Between the date hereof and the Original Closing Date, there shall not have occurred a Material Adverse Effect.

(d)

Compliance Certificate. The Seller shall have delivered to the Purchaser a certificate dated the Closing Date certifying to the satisfaction of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e)

Third Party Consents. The Seller shall have obtained the written consents of, or given notifications (to the extent only notification is required) to, each of the third parties set forth in Schedule 3.4(b), as appropriate, in form and substance reasonably satisfactory to the Purchaser, and all such consents shall remain in full force and effect as at the Original Closing Date.

(f)	Regulatory Approvals. Competition Act Approval and TSX Approval shall have been obtained.

(g)

Restructuring Transactions. The Restructuring Transactions shall be completed on, but not before, the day that is immediately prior to the Closing Date and no later than the close of business on such day, substantially in the manner described on ANNEX IV and in accordance with the Restructuring Agreements.

(h)

Loss Consolidation Unwind Transactions. The Loss Consolidation Unwind Transactions shall have been completed no later than the close of business on the day immediately prior to the Closing Date, substantially in the manner described on ANNEX V.

(i)

No Legal Action. At and as of the Original Closing Date, except for frivolous or vexatious actions or proceedings by a Person other than a Governmental Authority, no action or proceeding shall be pending or threatened by any Person (other than Purchaser or any of its Affiliates) in any jurisdiction to enjoin, restrict or prohibit any of the Contemplated Transactions or the right of Purchaser to conduct the Business after Closing on substantially the same basis as heretofore operated.

(j)

No Legal Prohibition. No injunction, order, ruling, decree, judgment or similar order by any Governmental Authority of competent jurisdiction shall have been entered and continue to be in effect that makes illegal or prohibits the consummation of the Contemplated Transactions, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that makes illegal or prohibits the consummation of the Contemplated Transactions.

(k)

Receipt of Closing Deliveries. The Seller shall have executed and delivered, or caused to be executed and delivered, all of the agreements, certificates and other documents specified in Section 2.6, all in form and substance reasonably satisfactory to the Purchaser.

ARTICLE 7

TERMINATION

Section 7.1 Grounds for Termination

Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a)	by the mutual written agreement of the Purchaser and the Seller;

(b)

by either the Purchaser or the Seller if any Governmental Authority shall have issued a final and non-appealable order, decree or judgment permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions;

(c)

by either the Purchaser or the Seller if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under, or breach of any provision of, this Agreement shall have been the proximate cause of, or shall have resulted in, the failure of the Closing to occur on or before the Outside Date;

(d)

by the Purchaser in the event of a breach of any representation, warranty, covenant or agreement of the Seller contained herein such that it would be impossible to satisfy one or more of the conditions set forth in Section 6.2(a) or Section 6.2(b) by the Outside Date and the Seller fails to cure such breach (if curable) within 30 days after receipt of written notice from the Purchaser requesting such breach to be cured; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Purchaser if the Purchaser is then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1(a) or Section 6.1(b) not to be capable of being satisfied by the Outside Date; or

(e)

by the Seller in the event of a breach of any representation, warranty, covenant or agreement of the Purchaser contained herein such that it would be impossible to satisfy one or more of the conditions set forth in Section 6.1(a) or Section 6.1(b) by the Outside Date and the Purchaser fails to cure such breach (if curable) within 30 days after receipt of written notice from the Seller requesting such breach to be cured; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to the Seller if the Seller is then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be capable of being satisfied by the Outside Date.

Section 7.2 Notice of Termination

The Party desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other Party to this Agreement in accordance with Section 9.1, specifying the provision(s) pursuant to which such termination is effective.

Section 7.3 Effect of Termination

If this Agreement is terminated pursuant to this Article 7, this Agreement shall forthwith become void and of no further force and effect and all rights and obligations of the Parties hereunder shall be terminated without further liability of any Party to any other Party; provided, however, that (a) the provisions of the Confidentiality Agreement, Section 5.3 (Confidentiality), Section 5.10 (Public Announcements), Section 5.14 (Expenses), this Section 7.3 (Effect of Termination) and Article 9 (General Provisions), and the rights and obligations of the Parties thereunder, shall survive any such termination and remain in full force and effect; and (b) nothing herein shall relieve any Party from liability for any fraud, wilful misconduct or intentional misrepresentation under, or any breach of, this Agreement prior to the date of termination.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Survival

(a)

The representations and warranties of the Parties contained in or made pursuant to this Agreement or in any certificate or other instrument delivered pursuant hereto or in connection herewith shall survive the Closing and continue in full force and effect until the 24 month anniversary of the Closing Date; provided, however, that: (i) the Regulatory Representations shall survive the Closing and continue in full force and effect until ninety (90) days after the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any tolling, waiver, mitigation or extension thereof); and (ii) the Fundamental Representations and any claim involving fraud or fraudulent or wilful misrepresentation shall survive the Closing and continue in full force and effect indefinitely or until the latest date permitted by Applicable Law.

(b)

Except as set forth in Section 8.1(c), the covenants and agreements of the parties contained in or made pursuant to this Agreement, the Restructuring Agreements, the Pension Plan and Employee Benefit Plan Agreement, the License Agreement or in any certificate or other instrument delivered pursuant hereto or thereto, as applicable, (including the Seller’s obligation to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all Indemnified Liabilities, and the Purchaser’s obligation to indemnify, defend and hold harmless the Seller from and against all Seller Indemnified Employee Liabilities) shall survive the Closing and continue in full force and effect indefinitely or for the shorter period explicitly specified therein.

(c)

Notwithstanding the preceding paragraphs (a) and (b), if written notice of a claim for indemnification is given in accordance with Section 8.5(a) or Section 8.6 on or prior to the expiration of the applicable survival period, the representations, warranties, covenants and agreements that are the subject of such claim shall survive until such time as such claim has been fully and finally resolved, provided, however, that for purposes of this Section 8.1(c), the failure or delay of the Indemnified Party to give a Claim Notice prior to the expiration of the applicable survival period shall relieve the Indemnifying Party of its obligations to provide indemnification pursuant to this Agreement, notwithstanding anything to the contrary in Section 8.5(a) or Section 8.6.

Section 8.2 Indemnification by the Seller

From and after the Closing and subject to the terms and limitations of this Article 8, the Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against, and reimburse the Purchaser Indemnified Parties for, any and all Damages incurred or suffered by the Purchaser Indemnified Parties (whether involving a Third Party Claim or a claim solely among the parties) arising out of, resulting from, or in connection with:

(a)

any breach of, or inaccuracy in, any representation or warranty of the Seller contained in or made pursuant to Article 3 of this Agreement or in any certificate or other instrument delivered pursuant hereto;

(b)

any breach of, or failure to timely perform, any covenant or agreement of the Seller contained in or made pursuant to this Agreement, the Restructuring Agreements, the Pension Plan and Employee Benefit Plan Agreement, the License Agreement or in any certificate or other instrument delivered pursuant hereto or thereto, as applicable; or

(c)	subject to Section 8.2(c) of the Pension Plan and Employee Benefit Plan Agreement, any of the Indemnified Liabilities.

Section 8.3 Indemnification by the Purchaser

From and after the Closing and subject to the terms and limitations of this Article 8, the Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against, and reimburse the Seller Indemnified Parties for, any and all Damages incurred or suffered by the Seller Indemnified Parties (whether involving a Third Party Claim or a claim solely among the parties) arising out of, resulting from, or in connection with:

(a)

any breach of, or inaccuracy in, any representation or warranty of the Purchaser contained in or made pursuant to Article 4 of this Agreement or in any certificate or other instrument delivered pursuant hereto; or

(b)

any breach of, or failure to timely perform, any covenant or agreement of the Purchaser contained in or made pursuant to in this Agreement, the Pension Plan and Employee Benefit Plan Agreement, the License Agreement or in any certificate or other instrument delivered pursuant hereto; or

(c)	subject to Section 8.2(c) of the Pension Plan and Employee Benefit Plan Agreement, any Seller Indemnified Employee Liabilities.

Section 8.4 Limitations on Indemnification

The rights of the Indemnified Parties to indemnification pursuant to the provisions of this Article 8 are subject to the following limitations:

(a)	Basket and Caps.

(i)

The Seller shall not be required to indemnify, defend or hold harmless the Purchaser Indemnified Parties against, or reimburse the Purchaser Indemnified Parties for, any Damages pursuant to Section 8.2(a) unless and until the aggregate amount of the Damages with respect to the matters contemplated thereby exceeds $2,750,000 (the “Basket”), in which case all such Damages including the Basket may be recovered up to a maximum aggregate amount of Damages of $45,000,000 (the “Cap”); provided, however, that the Basket and Cap shall not apply with respect to any indemnification claims to the extent arising out of, resulting from, or in connection with or arising out of (1) any breach of or inaccuracy in the Seller’s Fundamental Representations, (2) any fraud or fraudulent or intentional misrepresentation by the Seller. For the avoidance of doubt, the limitations on indemnification set forth in this Section 8.4(a)(i) shall not apply to any indemnification claims pursuant to Section 8.2(b) and Section 8.2(c).

(ii)

The Purchaser shall not be required to indemnify, defend or hold harmless the Seller Indemnified Parties against, or reimburse the Seller Indemnified Parties for, any Damages pursuant to Section 8.3(a) unless and until the aggregate amount of Damages with respect to the matters contemplated thereby exceeds the Basket, in which case all such Damages including the Basket may be recovered up to a maximum aggregate amount of Damages equal to the Cap; provided, however, that the Basket and the Cap shall not apply with respect to any indemnification claims arising out of, resulting from or in connection with (A) any breach of or inaccuracy in any of the Purchaser’s Fundamental Representations or (B) any fraud or fraudulent or intentional misrepresentation by the Purchaser. For the avoidance of doubt, the limitation on indemnification set forth in this Section 8.4(a)(ii) shall not apply to any indemnification claims pursuant to Section 8.3(b) and Section 8.3(c).

(b)	Calculation of Damages.

(i)

For the purposes of this Article 8, the amount of Damages incurred or suffered by any Indemnified Party shall be calculated (A) net of any amount actually recovered by such Indemnified Party from a third party alleged to be responsible for such Damages, less the costs and expenses incurred to obtain such recovery; and (B) net of any third party insurance proceeds actually received by such Indemnified Party for such Damages under any insurance policy, (excluding self-insurance arrangements) less the costs and expenses incurred by such Indemnified Party to collect any such insurance proceeds (including reasonable attorneys’ fees, any deductibles or self-

insured retentions, any increases in premium or any retroactive premium adjustments directly related to obtaining such insurance proceeds).

(ii)

Any Indemnified Party shall not be entitled to double recovery for any Damages even though the Damages may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by the Indemnifying Party in this Agreement.

(iii)

The Purchaser Indemnified Parties shall not be entitled to indemnification for any Damages relating to any matter to the extent (but only to the extent) that the amount of such Damages is specifically and identifiably reflected as a Current Liability in the calculation of the Final Closing Working Capital pursuant to Section 2.3.

(iv)

In no event shall an Indemnified Party be entitled to make an indemnification claim for any punitive, special, incidental, indirect or consequential damages of any kind or nature, regardless of the form of action through which such damages are sought, except to the extent such damages are awarded to a third party in connection with a Third Party Claim or except in connection with any fraud, or fraudulent or intentional misrepresentation. In no event shall the Seller be liable for lost profits resulting from an alleged breach of this Agreement, even if under Applicable Law, such lost profits would not be considered consequential or special damages, except to the extent damages for such lost profits are awarded to a third party in connection with a Third Party Claim or except in connection with any fraud, or fraudulent or intentional misrepresentation.

(c)

Mitigation. Each Indemnified Party agrees to use commercially reasonable efforts to mitigate any Damages that such Indemnified Party asserts under this Article 8 to the extent required by Applicable Law; provided, however, that an Indemnified Party’s obligation to mitigate any Damages shall not require any such Indemnified Party to (i) initiate any Action, (ii) assume or incur any material liability or (iii) take any other action that would reasonably be expected to materially disrupt or otherwise materially affect such Indemnified Party’s business or operations. Any reasonable out-of-pocket costs and expenses incurred by an Indemnified Party in connection with such mitigation shall constitute Damages that may be recovered hereunder.

Section 8.5 Third Party Claim Procedures

(a)

Notice. If any Indemnified Party receives notice of the assertion of any claim or the commencement of any Action by a third party (including a Governmental Authority) in respect of which indemnification shall be sought hereunder (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice (a “Claim Notice”) thereof describing in reasonable detail (based on the information then available to the Indemnified Party) the basis for the Third Party Claim. Notwithstanding the foregoing, (i) an Indemnified Party shall not be required to give a Claim Notice in respect of any matters listed on Schedule 3.11(a) and (ii) the failure or delay of the Indemnified Party to give a Claim Notice shall not relieve the Indemnifying Party of its obligations to provide indemnification obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party shall have been materially and adversely prejudiced by such failure.

(b)

Defense. Subject to the limitations set forth in this Section 8.5 and, except with respect to the matters listed on Schedule 3.11(a), provided always that any Claim Notice is provided prior to the expiration of the applicable survival period provided herein, the Indemnifying Party shall have the right to elect to conduct and control the defense, compromise or settlement of any Third Party Claim, with counsel of its choice reasonably acceptable to the Indemnified Party and at the Indemnifying Party’s sole cost and expense; provided, however, that the Indemnified Party may participate therein through separate counsel chosen by it and at its sole cost and expense. Notwithstanding the foregoing, the Indemnified Party shall have the right to conduct and control the defense, compromise or settlement of any Third Party Claim with counsel of its choice and at the Indemnifying Party’s sole cost and expense if: (A) the Indemnifying Party shall not have acknowledged in writing its indemnification obligations hereunder and given notice of its election to conduct and control the defense of the Third Party Claim within fifteen days after the Indemnifying Party’s receipt of a Claim Notice; (B) the Indemnifying Party shall fail to conduct such defense diligently and in good faith; (C) the Indemnified Party shall reasonably determine that use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with an actual conflict of interest; (D) the Third Party Claim seeks injunctive, equitable or other non-monetary relief against the Indemnified Party or monetary damages in excess of 125% of the Cap; or (E) the Third Party Claim relates to or arises in connection with any criminal or regulatory proceeding.

(c)

Defense of Pre-Closing Period Action. Seller shall conduct and control the defense, compromise or settlement of any Pre-Closing Period Action, with counsel of its choice and at the Seller’s sole cost and expense.

(d)

Cooperation. The Indemnifying Party and the Indemnified Party shall, and shall cause their respective Affiliates and representatives to, cooperate with the defense or prosecution of each Third Party Claim, including furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party or the Indemnified Party in connection therewith. In connection with any Third Party Claim, the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information to the extent permitted by Applicable Law and to cause all communications among employees, counsel and other third parties representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. The party controlling the defense of any Third Party Claim shall keep the non-controlling party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto.

(e)

Settlement Limitations. Except with regard to Pre-Closing Period Actions and as set forth below, no Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, in each case which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing: (A) the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim, provided that in such event the Indemnified Party shall waive all rights against the Indemnifying Party to indemnification under this Article 8 with respect to such Third Party Claim unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent shall have been unreasonably withheld, conditions or delayed; and (B) the Indemnifying Party shall have the right to enter into a settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party if the judgment or settlement (1) involves only the payment of money damages (all of which will be paid in full by the Indemnifying Party concurrently with the effectiveness thereof), (2) will not encumber any of the assets of the Indemnified Party and will not contain any restriction or condition that would apply to or adversely affect the Indemnified Party or the conduct of its business, (3) does not include an admission of wrong doing and (4) includes, as a condition to any settlement or other resolution, a complete and irrevocable release of the Indemnified Party from all liability in respect of such Third Party Claim.

(f)

Settlement of Pre-Closing Period Actions. Seller shall be permitted to settle or compromise any and all Pre-Closing Period Actions unless the judgment or settlement related thereto (1) will encumber any of the assets of any of the Purchaser Indemnified Parties or will contain any restriction or condition that would apply to or adversely affect the Purchaser Indemnified Parties or the conduct of its business, or (2) includes an admission of wrong doing on the part any of the Purchaser Indemnified Parties, or (3) includes, as a condition to any settlement or other resolution, a complete and irrevocable release of a Purchaser Indemnified Party from all liability in respect of such Pre-Closing Period Action.

(g)

Payments. The Indemnifying Party(ies) shall pay to the applicable Indemnified Party, by wire transfer of immediately available funds to an account designated in writing by such Indemnified Party, all amounts payable pursuant to this Article 8 promptly (and in no event later than 30 days) following receipt from such Indemnified Party of a bill or invoice, together with reasonable supporting documentation, for a Damage that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Damage, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the applicable Indemnified Party, by wire transfer of immediately available funds to an account designated in writing by such Indemnified Party, the amount of any Damages for which it is liable hereunder no later than three days following any final determination of such Damages and the Indemnifying Party’s liability therefor. A “final determination” with respect to a dispute shall exist when (i) the parties to such dispute have reached an agreement in writing resolving such dispute, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment resolving such dispute or (iii) an arbitration or like panel to which the parties have submitted such dispute shall have rendered a final and non-appealable determination with respect to such dispute. Any amounts due hereunder that are not paid when due shall bear interest from such due date until the payment date at the prime rate as published by the Bank of Nova Scotia on the due date.

(h)

Tax Contest. Notwithstanding anything to the contrary in this Section 8.5, the Seller shall have the right to represent the ELN Companies’ interests in any Tax Contest relating to Tax liabilities for which the Seller would be required to indemnify the Purchaser Indemnified Parties pursuant to this Article 8 and which relate to any Pre-Closing Period; provided, however, that the Seller shall have no right to represent the ELN Companies’ interests in any Tax Contest unless (i) the Seller shall have first notified the Purchaser in writing of their intention to do so within thirty days of receipt of notice of the Third Party Claim for Taxes, (ii) shall have agreed with the Purchaser in writing that, as between the Purchaser and the Seller, the Seller shall be liable for any Taxes that result from such Tax Contest and (iii) shall have paid to the Purchaser an amount equal to the amount of such Taxes required to be paid by the Company as and when required under Applicable Law, notwithstanding that such Tax Contest many not have been finally determined. Notwithstanding the foregoing, if (A) the Seller shall not have given notice of their election to represent the Company’s interests in the Tax Contest within such 30-day period, (B) the Seller shall fail to conduct such defense diligently and in good faith or (C) the Purchaser shall reasonably determine that use of counsel selected by the Seller to represent the Purchaser would present such counsel with an actual or potential conflict of interest, then in each such case the Purchaser shall have the right to control the defense, compromise or settlement of the Tax Contest with counsel of its choice at the Seller’s sole cost and expense. Notwithstanding the foregoing, the Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Contest without the prior written consent of the Purchaser, which consent may not be unreasonably withheld, conditioned or delayed by the Purchaser, and may not be withheld, conditioned and delayed if the Seller has indemnified the Purchaser in a manner reasonably acceptable to the Purchaser against the effects of any such settlement.

Section 8.6 Direct Claim Procedures

If any Indemnified Party has a claim for indemnification hereunder that does not involve a Third Party Claim, the Indemnified Party shall give the Indemnifying Party written notice thereof describing in reasonable detail (based on the information then available to the Indemnified Party) the basis for such claim and the amount of the Damages claimed by the Indemnified Party (the “Claimed Amount”) in respect thereof. Notwithstanding the foregoing, the failure or delay of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party shall have been materially and adversely prejudiced by such failure and provided always that any such notice is provided prior to the expiration of the applicable survival period provided herein. Within thirty days after delivery of such notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by payment by the Indemnifying Party of the Agreed Amount), or (iii) in good faith dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party timely disputes the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute as promptly as practicable. If such dispute is not resolved within fifteen days following the delivery by the Indemnifying Party of such response, the Indemnified Party and the Indemnifying Party shall each have the right to submit such dispute for resolution to a court of competent jurisdiction in accordance with the provisions of Section 9.8.

Section 8.7 Tax Treatment of Indemnification Payments

All indemnification payments made under this Agreement shall be made on an After-Tax Basis and , to the extent permitted by Applicable Law, shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes. If an indemnification payment would otherwise be included in the Indemnified Party’s income, the Indemnified Party covenants and agrees to make all such elections and take all such actions that are available, acting reasonably, to minimize or eliminate Taxes with respect to the indemnification payment, provided that such elections and actions are not otherwise prejudicial to the Indemnified Party.

Section 8.8 Effect of Waiver

The right to indemnification and payment of Damages under this Article 8 based on a breach of any of the representations, warranties, covenants or agreements set forth in this Agreement or any Ancillary Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, by or on behalf of any of the parties or their respective representatives with respect to the accuracy or inaccuracy of or compliance with any such representations, warranties, covenants or agreements. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, shall not affect any party’s right to indemnification, payment of Damages or any other remedy based on a breach of any such representation, warranty, covenant or agreement.

Section 8.9 No Contribution

The Seller acknowledges and agrees that its obligation to indemnify, defend and hold harmless the Purchaser Indemnified Parties pursuant to this Article 8 is an obligation solely of the Seller and that from and after the Closing, the Seller shall not be entitled to contribution from, subrogation to or recovery against the Purchaser, the Company or their Affiliates with respect to any Damages imposed on or incurred by the Seller in connection with this Agreement or the Contemplated Transactions arising out of, relating to or in respect of the Closing, any period prior to the Closing or any breach by the Seller of any of their representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.10 Exclusive Remedy

Except for (a) the remedies of specific performance or injunctive or other equitable relief, (b) claims for fraud or fraudulent or intentional misrepresentation or (c) other remedies expressly provided in this Agreement (including Section 2.3 with respect to the calculation of the Final Closing Working Capital, Section 5.11 with respect to the enforcement of the restrictive covenants set forth therein and Section 5.13(a) with respect to the filing of Tax Returns of Pre-Closing Periods), if the Closing occurs, the indemnification rights set forth in this Article 8 shall be the sole and exclusive monetary remedy for any claim arising out of this Agreement or the Contemplated Transactions.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Notices

All notices, requests and other communications to any party hereunder: (i) shall be in writing signed by or on behalf of the party making the same; (ii) shall be deemed to have been duly given (A) on the date of delivery when delivered personally, (B) on the third Business Day after being deposited in the mail if sent by registered or certified mail, postage prepaid, return receipt requested, or (C) on the first Business Day after being deposited with a reputable national overnight courier service; and (iii) shall be addressed to each party at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

(a)	If to the Purchaser, to:

Postmedia Network Inc.

365 Bloor Street East

12th Floor

Toronto, Ontario M4W 3L4

Attention:	Doug Lamb, Executive Vice President and Chief Financial Officer and
Jeffrey Haar, Executive Vice President, Legal and General Counsel
Fax:	416-383-2463
E-mail:	dlamb@postmedia.com; jhaar@postmedia.com

With a copy to:

Goodmans LLP

333 Bay Street, Suite 3400

Toronto, Ontario M5H 2S7

Attention:	Dale Lastman and Michael Partridge
Fax:	416-979-1234
E-mail:	dlastman@goodmans.ca; mpartridge@goodmans.ca

(b)	If to the Seller, to:

Quebecor Media Inc.

612 Saint-Jacques Street, 17th Floor

Montreal, Québec H3C 4M8

Attention:	Senior Vice President, Chief Legal Officer and Public Affairs
Fax:	514-985-8834
E-mail:	marc.tremblay@quebecor.com

With a copy to:

Fasken Martineau DuMoulin LLP

Stock Exchange Tower

800 Square Victoria

Suite 3700, P.O. Box 242

Montréal, Québec H4Z 1E9

Attention:	Niko Veilleux
Fax:	514-397-7600
E-mail:	nveilleux@fasken.com

Section 9.2 Counterparts

This Agreement and the Ancillary Agreements may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 9.3 Amendments and Waivers

This Agreement may not be amended or waived except by an instrument in writing signed, in the case of an amendment, by an authorized representative of each party to this Agreement or, in the case of a waiver, by the party against whom such waiver is to be effective. No course of conduct or failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.4 Severability

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction or other authority, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Assignment; Successors and Assigns

Neither this Agreement nor any of the rights, interests or obligations of any party hereunder may be assigned, delegated or otherwise transferred by such party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each other party, and any attempted assignment, delegation or other transfer without such consent shall be null and void. Notwithstanding the foregoing, the Purchaser may assign any or all of its rights and interests and obligations under this Agreement and the Ancillary Agreements, without the consent of the other parties, (a) to any Affiliate of the Purchaser, subject to the assumption in writing by such Affiliate of the Purchaser’s obligations hereunder; (b) to any Person who acquires all or substantially all of the assets or business of the Purchaser or as a matter of law to the surviving entity in any merger, consolidation or reorganization involving the Purchaser; and (c) to any lender(s) (including any agent for any lender(s)) as collateral security for any indebtedness of the Purchaser and its Affiliates, provided that no such assignment shall relieve the Purchaser from any of its obligations hereunder. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 9.6 No Third Party Beneficiaries

Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any third party other than any Indemnified Party, the Parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

Section 9.7 Governing Law

This Agreement shall be governed by, and construed in accordance with, the substantive laws of the Province of Ontario, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the Province of Ontario.

Section 9.8 Jurisdiction and Consent to Service

Each party hereby irrevocably and unconditionally: (a) agrees that any action, suit or proceeding arising out of or related to this Agreement or any of the Contemplated Transactions, whether based in contract, tort or any other legal theory, shall be brought exclusively in any court located in the Province of Ontario (and in the appropriate appellate courts therefrom); (b) consents and submits to the exclusive jurisdiction of such courts in any such action, suit or proceeding; (c) waives, to the fullest extent permitted by law, and agrees not to assert any claim, defense or objection to the venue of such courts (whether on the basis of forum non conveniens or otherwise); (d) agrees that it will not attempt the removal or transfer of any such action, suit or proceeding to any other court; and (e) consents to service of process on such party in the manner provided in Section 9.1 (provided that nothing in this Section 9.8(e) shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law).

Section 9.9 Specific Performance

The parties agree that irreparable and ongoing damages, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached. Accordingly, each party agrees that in the event of any actual or threatened breach of this Agreement by the other party, the non-breaching party shall be entitled, in addition to all other rights and remedies that it may have, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages.

Section 9.10 Headings; Interpretation; Absence of Presumption

(a)

The table of contents, table of defined terms and headings in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)

In this Agreement, except to the extent otherwise provided herein or the context otherwise requires: (i) the definition of terms herein shall apply equally to the singular and the plural; (ii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iii) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (iv) the words “herein,” “hereof,” “hereto,” “hereunder” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; (v) the use of the word “or” is not intended to be exclusive unless expressly indicated otherwise; (vi) the words “will” and “shall” have equal force and effect; (vii) reference to any Article, Section, Annex or Schedule shall mean such Article or Section of, or such Annex or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (viii) reference to any Applicable Law shall mean such Applicable Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or re-enacted, in whole or in part, and in effect at the time of determining compliance or applicability; and (ix) reference to “$” or “dollars” shall mean, and all payments hereunder shall be made in, the lawful currency of Canada.

(c)

Each party acknowledges and agrees that the parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provision of this Agreement.

Section 9.11 Entire Agreement

This Agreement (including the Schedules and Annexes hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and understanding, and supersede any and all prior and/or contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed and delivered this Purchase Agreement effective as of the date first written above.

PURCHASER:	POSTMEDIA NETWORK INC.

	Per:	“Doug Lamb”
Name: Doug Lamb
Title: Executive Vice President and Chief Financial Officer

	Per:	“Jeffrey Haar”
Name: Jeffrey Haar
Title: Executive Vice President, Legal and General Counsel

SELLER:	QUEBECOR MEDIA INC.

	Per:	“Jean-François Pruneau”
Name: Jean-François Pruneau
Title: Senior Vice-President and Chief Financial Officer

	Per:	“Pierre Dion”
Name: Pierre Dion
Title: President and Chief Executive Officer

6378897

Purchase Agreement